EXHIBIT 99.1

Merger Agreement

Entered into by

Grupo Aeroportuario del Pacífico, S.A.B. de C.V.

as Merging Company

and

Aeropuertos Mexicanos del Pacífico, S.A.P.I. de C.V.,

Controladora Mexicana de Aeropuertos, S.A. de C.V.,

Promotora Aeronáutica del Pacífico, S.A. de C.V.,

Pal Aeropuertos, S. de R.L. de C.V., and

Proyectos de Infraestructura Charter, S. de R.L de C.V.

as Merged Entities

with the Appearance of

Otay TJ Holdings, L.L.C.
Aena Desarrollo Internacional S.M.E., S.A., Sociedad Unipersonal,
and Shareholders of PAP

and Pal

Dated 30 of April 2026

EXHIBIT 99.3

MERGER AGREEMENT (the “Agreement”) entered into by: (i) Grupo Aeroportuario del Pacífico, S.A.B. de C.V., as the surviving merging company (hereinafter, “GAP” the “Merging Company”); and each of (ii) Aeropuertos Mexicanos del Pacífico, S.A.P.I. de C.V. (hereinafter, “AMP”), Controladora Mexicana de Aeropuertos, S.A. de C.V. (hereinafter, “CMA”), Promotora Aeronáutica del Pacífico, S.A. de C.V. (hereinafter, “PAP”), PAL Aeropuertos, S. de R.L. de C.V. (hereinafter, “PAL”), and Proyectos de Infraestructura Charter, S. de R.L. de C.V. (hereinafter, “CHARTER” and, each of the companies mentioned in this subsection (ii), a “Merged Company” and, jointly, the “Merged Companies”), as companies to be merged and dissolved;

with the appearance of

Otay-TJ Holdings, L.L.C (“OTAY”), Aena Desarrollo Internacional S.M.E., S.A., Sociedad Unipersonal (hereinafter, “AENA”); the “PAP Shareholders” or the “CHARTER Shareholders, as the context requires, hereinafter, and the “PAL Shareholders”, in both cases identified in Appendix 4; solely for purposes and to assume the rights and the obligations identified in each case, in accordance with the following recitals, representations, and sections.

RECITALS

I.	On 9 of December of 2025, unanimous resolutions were approved by the shareholders of AMP, in which the shareholders of said company approved the merger that is the subject of this Agreement, as well as the execution of this Agreement.
II.	On 9 of December of 2025, unanimous resolutions were approved by CMA shareholders, in which the shareholders of said company approved the merger that is the subject of this Agreement, as well as the execution of this Agreement.
III.	On 9 of December of 2025, unanimous resolutions were approved by PAP shareholders, in which the shareholders of said company approved the merger that is the subject of this Agreement, as well as the execution of this Agreement.
IV.	On 9 of December of 2025, unanimous resolutions were approved by PAL members, in which the members of said company approved the merger that is the subject of this Agreement, as well as the execution of this Agreement.
V.	On 9 of December of 2025, unanimous resolutions were approved by CHARTER members, in which the members of said company approved the merger that is the subject of this Agreement, as well as the execution of this Agreement.
VI.	On 14 of November of 2025, the shareholders of the Merging Company received a corporate restructuring information declaration containing a description of the substantial terms of the merger agreed upon pursuant to this Agreement.
VII.	On 11 of December of 2025, the extraordinary general shareholders meeting of the Merging Company authorized the merger that is the subject of this Agreement, as well as the execution of this Agreement.

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REPRESENTATIONS

I.	The Merging Company, through its representative, declares that:
a)	It is a publicly traded corporation with variable capital incorporated in accordance with the laws of the United Mexican States (“Mexico”).
b)	Its representative has all the necessary powers to appear at the execution of this Agreement, which powers have not been revoked or limited in any way.
c)	Its shareholders approved the merger agreement with the Merged Companies, in the terms provided in this Agreement
d)	It is a tax resident in Mexico.
e)	Its Federal Taxpayer Registration Number is GAP9806013Y2.

II.	AMP declares, through its representatives, that:
a)	It is a variable capital investment company incorporated under the laws of Mexico.
b)	Its representatives have all the necessary powers to enter into this Agreement, which have not been revoked or limited in any way.
c)	Its shareholders approved the merger agreement with the Merging Company, under the terms and conditions of this Agreement.
d)	It is a tax resident in Mexico.
e)	Its Federal Taxpayer Registration Number is AMP990818MZ6.

III.	CMA declares, through its representative, that:
a)	It is a variable capital corporation incorporated under the laws of Mexico.
b)	Its representative has all the necessary powers to appear at the execution of this Agreement, which powers have not been revoked or limited in any way.
c)	Its shareholders approved the merger agreement with the Merging Company, under the terms and conditions of this Agreement.
d)	It is a tax resident in Mexico.
e)	Its Federal Taxpayer Registration Number is CMA0510249HA.
IV.	PAP declares, through its representative, that:
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a)	It is a variable capital corporation incorporated under the laws of Mexico.
b)	Its representative has all the necessary powers to appear at the execution of this Agreement, which powers have not been revoked or limited in any way.
c)	Its shareholders approved the merger agreement with the Merging Company, under the terms and conditions of this Agreement.
d)	It is a tax resident in Mexico.
e)	Its Federal Taxpayer Registration Number is PAP051024G97.

V.	PAL declares, through its representative, that:
a)	It is a limited liability company with variable capital incorporated under the laws of Mexico.
b)	Its representative has all the necessary powers to appear at the execution of this Agreement, which powers have not been revoked or limited in any way.
c)	Its partners approved the merger agreement with the Merging Company, under the terms and conditions of this Agreement.
d)	It is a tax resident in Mexico.
e)	Its Federal Taxpayer Registration Number is PAE051024NG4.

VI.	CHARTER declares, through its representative, that:
a)	It is a limited liability company with variable capital incorporated in accordance with the laws of Mexico.
b)	Its representative has all the necessary powers to appear at the execution of this Agreement, which powers have not been revoked or limited in any way.
c)	Its partners approved the merger agreement with the Merging Company, under the terms and conditions of this Agreement.
d)	It is a tax resident in Mexico.
e)	Its Federal Taxpayer Registration Number is PIC2508278H7.

VII.	OTAY declares, through its representative, that:
a)	It is a company incorporated under the laws of Delaware, United States of America.
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b)	Its representative has all the necessary powers to appear at the execution of this Agreement, which powers have not been revoked or limited in any way.
c)	It is a tax resident in the United States of America.

VIII.	Aena declares, through its representative, that:
a)	It is a company incorporated under the laws of the Kingdom of Spain (“Spain”).
b)	Its representative has all the necessary powers to appear at the signing of this Agreement, which powers have not been revoked or limited in any way.
c)	It is a tax resident in Spain.

IX.	The PAP Shareholders declare, in their own right and on their own behalf, that:
a)	They are individuals of Mexican nationality and of legal age.
b)	They have full capacity to enter into this Agreement, which is not limited in any way.
c)	They are tax residents in Mexico.

X.	The PAL Shareholders, as individuals, declare, either as in their own right or through representative of the Invex Trust, as applicable, and with respect to themselves, that:
a)	They are individuals of Mexican nationality and of legal age, and therefore have full capacity to enter into this Agreement, which is not limited in any way.
b)	Invex is a commercial bank legally incorporated under the laws applicable in Mexico and authorized to act as a trustee under the applicable legal provisions.
c)	The attorney-in-fact of the Invex Trust has sufficient and necessary powers to enter into this Agreement on its behalf and in its representation, and such powers have not been revoked or limited to date.
d)	They are tax residents in Mexico.

In accordance with the foregoing recitals and representations, the Parties agree to grant and be bound by the terms and conditions set forth below:

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SECTIONS

PART ONE
MERGER

FIRST. Merger: Each of the parties to this Agreement agrees to the merger in a single act between Grupo Aeroportuario del Pacífico, S.A.B. de C.V., as the surviving merging company, and each of the following companies: Aeropuertos Mexicanos del Pacífico, S.A.P.I. de C.V.; Controladora Mexicana de Aeropuertos, S.A. de C.V.; Promotora Aeronáutica del Pacífico, S.A. de C.V.; PAL Aeropuertos, S. de R.L. de C.V.; and Proyectos de Infraestructura Charter, S. de R.L de C.V., as the merging companies that are being dissolved (the “Merger”).

The Merger shall take full effect between the parties upon the execution of this Agreement, and vis-à-vis third parties on the date of registration of the Merger agreements by each of the Merged Companies and the Merging Company in the corresponding Public Registry of Commerce given that, as a result of the Merger, the Merged Companies and the Merging Company agree to pay all debts whose creditors have not given their consent to the Merger in question and so require, in accordance with the provisions of Article 225 of the Mexican General Law on Commercial Companies.

SECOND. Balance Sheets: The Merger is based on the internal balance sheets of the Merging Company and the Merged Companies as of September 30, 2025, which were approved by unanimous resolutions of the respective shareholders of the Merged Companies and the extraordinary general meeting of shareholders of the Merging Company, and whose figures will be updated and adjusted, as appropriate, to the amounts actually recorded when the Merger takes full effect. Copies of these internal balance sheets are attached to this Agreement as Annex “1”.

Each of the parties to this Agreement, agrees to register in the corresponding Public Registry of Commerce, a summary of the agreements adopted by the shareholders of the Merging Company and each of the Merged Companies that approve the Merger, together with the balance sheets of the Merging Company and each Merged Company, and the system for extinguishing liabilities of each of the Merged Companies. Such registration shall be made in each of the commercial registers of the Merging Company and the Merged Companies, respectively. Additionally, the Merging Company and the Merged Companies shall publish said summary of agreements, balance sheets, and liability extinction system, as applicable, in the electronic system established by the Ministry of Economy of Mexico, in compliance with the provisions of Article 223 of the Mexican General Law of Commercial Companies.

THIRD. Business Conduct: Except as disclosed on the Disclosure Schedules, each of the Merged Companies, and OTAY hereby declare that it has refrain from performing any act outside the ordinary course of their business since August 13, 2025 and up to the date of signature of this Agreement, without the prior authorization of the Merging Company, on the understanding that the Merged Companies and CBX may have made distributions or dividends of excess cash to their shareholders prior to the date hereof, and CBX may have established a compensation and incentive program to retain its employees approved by, or the be approved by, the Merging Company.

FOURTH. Legal Succession and System Established for the Extinction of the Merged Companies’ Liabilities: As a result of the Merger, starting as of the execution date of this Agreement, the Merging Company assumes, on a universal basis, all the assets, property, and rights of the Merged Companies, as well as all the obligations and liabilities of any nature of the latter, with the Merging Company subrogating all the rights and obligations of the Merged Companies, whether commercial, civil, fiscal, or of any other nature, without exception, and shall replace them in all guarantees granted and in all obligations contracted by the Merged Companies arising from licenses, permits, contracts, concessions, and any other act in which they may have been involved.

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Starting as of the date hereof, each Merged Company grants the Merging Company standing, to appear before any court to file lawsuits and, where appropriate, to continue with the exercise of all types of actions brought in court by each Merged Company, as applicable, as well as to intervene in all those lawsuits, appeals, or proceedings in which it has any interest for any reason. Likewise, each Merged Company, as of this date, grants passive legal standing to the Merging Company, for the purpose of appearing and, where appropriate, continuing with the exercise of all types of defenses and exceptions filed in court by each Merged Company, and also to respond to lawsuits filed against the Merged Companies, as well as to intervene in all lawsuits, appeals, or proceedings in which it has any interest for any reason.

As result of the Merger, the liabilities recorded in the books and financial statements of the Merging Company and each Merged Company in respect of which the Merging Company or the Merged Companies, as the case may be, are creditors or debtors to each other, shall be extinguished by confusion of rights and obligations in the Merging Company.

The system for extinguishing liabilities derived from the Merger consists of, that staring on that date, the Merging Company assumes all obligations and credits of any nature or quality, principal, derivative, direct or contingent, or accessory, that make up the liabilities of the Merged Companies. All such liabilities shall be extinguished through their unconditional, timely, and prompt fulfillment by the Merging Company on the corresponding payment dates established in the legal acts that gave rise to them or that result in accordance with the law. The provisions of this paragraph shall include the system for extinguishing the liabilities of the Merged Companies in accordance with the provisions of Article 223 of the Mexican General Law on Commercial Companies.

Starting as of the date hereof, the Merging Company undertakes to submit as soon as practicable and reasonably possible, the corresponding tax notices, to settle any taxes that may be outstanding for the Merged Companies, and to comply, within the legal terms, with any other tax obligations inherent to the Merged Companies.

FIFTH. Capital Stock of the Merging Company: By virtue of the Merger:

(a)	the fixed portion of the Merging Company’s capital stock shall be increased through the issuance of 187,160,631 (one hundred eighty-seven million one hundred and sixty thousand six hundred and thirty-one) new ordinary registered shares with no par value. The amount of the capital increase will reflect the theoretical nominal value per share, and the remaining shall be considered fee.

(b)	The Merging Company will receive, as part of AMP’s assets, as the Merged Company, 97,419,900 (ninety-seven million four hundred nineteen thousand nine hundred) registered common shares, representing the Merging Company’s capital stock, which are currently owned by AMP. These shares will be canceled and will cease to be outstanding upon receipt.

As a result of the Merger, Article 6 of the Merging Company’s bylaws will be amended to reflect the agreed adjustments to its capital stock, considering the applicable adjustments.

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SIXTH. Exchange and Delivery of Shares: Pursuant to the Merger, within the 2 (two) business days following the filing by the Merging Company of the merger notice referred to in article 14-B of the Federal Tax Code, the Merging Company shall deliver shares representing its capital stock to the shareholders of the Merged Companies identified in Annex “2” in accordance with this Agreement, in exchange for the shares representing the capital stock of the Merged Companies, in accordance with the merger ratios and adjustments mentioned in Annex “2”. Said Annex considers the extinction of the Merged Companies and their holding vehicles.

The partners and shareholders of the Merged Companies who sign this Agreement require the Merging Company to consider Annex “2” and “4” as confidential information because it contains personal data and sensitive data of individuals, in accordance with the Mexican Federal Law on Protection of Personal Data Held by Private Parties.

SEVENTH. Corporate Bodies and Powers of Attorney: The Parties agree that the composition of the corporate and supervisory bodies of the Merging Company will not undergo any changes as a result of the Merger, while, the corporate and supervisory bodies of the Merged Companies will be dissolved.

The parties hereby agree that all powers of attorney that the Merged Companies have conferred prior to the Merger shall be revoked. On the other hand, all powers of attorney that the Merging Company has conferred prior to the Merger shall remain in force without any modification.

EIGHTH. Corporate Year of the Merged Companies: The current corporate and fiscal year of the Merging Company will end on December 31 of each calendar year, in accordance with the provisions of its current bylaws, while the current corporate and fiscal year of the Merged Companies will end early on the date of the Merger in accordance with the applicable legal provisions.

NINTH. Other Ancillary Agreements: The Merging Company and the shareholders of the Merged Companies may enter into various ancillary agreements to regulate various aspects of the Merger and their relationship after the Merger, including, without limitation, a transition services agreement related to the internalization of technical assistance and technology transfer services, and orderly liquidity agreements and registration rights agreements with the shareholders of the Merged Companies.

TENTH. Expenses: All expenses, of any nature, incurred in connection with the formalization and execution of the Merger shall be covered by the Merging Company.

ELEVENTH: Formalities and Registration: The transfer of the assets included among the assets transferred by virtue of this Merger, which require a special formality, shall be completed by means of the performance of the legally required acts and formalities. Each of the parties to this Agreement undertakes to deliver any documents or instruments that the Merging Company or the Merged Companies reasonably request and that are reasonably necessary or convenient to consummate the Merger contemplated in this Agreement or arising from the Merger.

PART TWO

REPRESENTATIONS, WARRANTIES, AND OTHER OBLIGATIONS

TWELFTH: Representations and Warranties of the Parties.

For purposes of the representations of the Shareholders of the Merged Companies, OTAY, and the Merged Companies, as applicable, contained in this section, the parties to this Agreement agree to incorporate the disclosure document attached as Annex “3” (“Disclosure Schedules”), which shall form an integral part of this Agreement.

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12.1.	Representations and Warranties regarding AMP: AMP represents, warrants, and guarantees to the Merging Company that the following information and representations are true and complete as of the date of execution of this Agreement, and acknowledge that this is the Merging Company’s determining reason for entering into this Agreement:

12.1.1	Incorporation and legal existence: AMP is a duly incorporated variable capital investment company, with legally valid existence and in compliance with the laws of Mexico, and has the authorization and powers to conduct its business as it currently does, and section 12.1.1 of the Disclosure Schedule contains a copy of the deeds of AMP’s current bylaws.
12.1.2	Corporate Acts and Records: (a) The unanimous resolutions of shareholders and the Board of Directors of AMP, minutes of shareholders’ meetings, and minutes of meetings of the Board of Directors of AMP are true and complete in all material respects as to all events and facts they purport to record, and reflect in all material respects each and every agreement that needed to be adopted by the shareholders and the Board of Directors of AMP with respect to any acts and events that AMP may have performed in the past; and (b) the shareholder register books of AMP contain the current records of the shares issued and subscribed, as well as a complete record of the transfers of such shares.
12.1.3	Capital Stock: (a) AMP’s current capital stock is represented by the fully subscribed and paid-up registered common shares described in section 12.1.3 of the Disclosure Schedule; (b) such shares are the only authorized, issued, or outstanding equity securities and shares of AMP, have been duly and validly authorized and issued, are fully subscribed and paid up, and are free from any encumbrance, and there are no subscription rights that would dilute the shareholders of AMP, such as, without limitation, options, warrants, or subscription agreements with any shareholder, related party, or third-party; and (c) such shares were issued in compliance with all formalities required by law and the bylaws of AMP.
12.1.4	Encumbrances on the Shares: Except as disclosed in section 12.1.4 of the Disclosure Schedule, there are no encumbrances or limitations of any kind on the AMP shares, nor has any agreement, contract, or covenant been entered into that remains in force that prevents or restricts the holding or transfer of the shares, including, but not limited to, any preemptive rights in favor of any other person or entity or restrictions on participation in the capital due to the personal status of the direct or indirect purchasers.
12.1.5	No Violation: (a) The execution of this Agreement and the performance of AMP’s obligations hereunder, as well as the effectiveness of the Merger, does not violate or result in a breach of: (i) the bylaws and resolutions adopted by the corporate bodies of AMP; (ii) any term or provision of any law applicable to AMP or its respective assets and properties that could result in a Material Adverse Effect (as such term is defined below); (iii) any term or provision of any agreement to which AMP is a party that could result in a Material Adverse Effect; or (iv) any agreement, license, permit, or law restricting the direct or indirect transfer thereof, to which AMP is a party, or any law that could result in a Material Adverse Effect; and (b) there is no impediment to the execution of this Agreement and there is no preemptive right or equivalent right over the shares of AMP that has not been waived on or before the date hereof and that could prevent the Merger from taking effect.
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12.1.6	Corporate Authorizations: AMP’s participation in this Agreement has been approved by all necessary corporate bodies, shareholders, and any other non-governmental person or entity required to give its consent to carry out the Merger.
12.1.7	Government Authorizations: (i) The obligations imposed and the actions necessary to maintain in force the licenses, permits, or any type of authorizations granted by any federal, state, or municipal authority to AMP for the provision of services as the company itself has been doing in the ordinary course of its business and in accordance with its corporate purpose have been complied with and exercised; (ii) all licenses, permits, or government authorizations were granted to AMP in accordance with applicable laws, and a list is attached to this Agreement in section 12.1.7 of the Disclosure Schedule; (iii) all authorizations and permits are in force and are owned by AMP; and (iv) there is no lien or notified proceeding of any kind to cancel, modify, or condition the permits, licenses, or authorizations issued by any government entity in favor of AMP.
12.1.8	Financial Information: (a) The financial statements of AMP attached hereto in section 12.1.8 of the Disclosure Schedule: (i) reflect in all material respects the financial and accounting position of AMP as of the date of their issuance; (ii) were prepared in accordance with Mexican Financial Reporting Standards (“NIF”), applied on a consistent basis; (iii) from the date of the financial statements to the date of signing this Agreement, no event has occurred that has materially modified or requires a material modification to the financial statements; (iv) AMP is up to date in its accounting books in accordance with Mexican NIF, applied on a consistent basis; (v) the value of AMP’s assets has been evaluated in accordance with Mexican NIF, applied on a consistent basis; (vi) no assets have been recorded in the financial statements, books, or any accounting records of AMP in a materially incorrect or false manner, and AMP maintains a single set of accounts; (vii) there is no information regarding the assets, liabilities, and operating results of AMP that is not reflected in the financial statements and that must be reflected in accordance with Mexican NIFs; (viii) there are no liabilities related to AMP that are not reflected in the financial statements; and (ix) there are no unlimited liability obligations on the part of AMP or any of its parties.

Section 12.1.8 of the Disclosure Document contains a description of AMP’s accounting policies, and the financial statements reflect the application of these accounting policies in a materially correct, consistent, complete, and truthful manner. AMP maintains internal accounting controls in order to (i) minimize any risk of presenting incorrect information in the financial statements; (ii) provide those responsible for preparing the financial statements with all relevant information necessary for the proper preparation of the financial statements in a timely manner; and (iii) ensure that all relevant transactions are carried out in accordance with AMP’s bylaws and applicable law and recorded in the appropriate period in accordance with NIF.

12.1.9	Balance Sheet: The balance sheet of AMP attached to this Agreement as Annex “1” (i) reflects in all material respects the financial and accounting situation of AMP as of the date of its issuance; (ii) was prepared in accordance with NIF applied on a consistent basis; and (iii) except as disclosed in section 12.1.9 of the Disclosure Schedule, from the date of the balance sheet to the date of signing this Agreement, no event has occurred that has materially changed or requires any material change to the balance sheet.
12.1.10	Liabilities: Except for the liabilities reflected in AMP’s financial statements, AMP has not incurred any financial liabilities, bank loans, or any other liabilities, nor has it granted any guarantees, sureties, or endorsements in favor of third parties or related parties related to AMP. All liabilities related to AMP arise from transactions carried out in the ordinary course of AMP’s business. There are no liabilities related to AMP, except for those reflected in Annex “1” or in the Disclosure Schedule, as applicable. To the best of its knowledge, there is no basis for imposing on AMP any liability or obligation of any nature other than those described in Annex “1” or in the Disclosure Schedule, as applicable.
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12.1.11	Absence of Certain Changes, Events, or Conditions: Except for the events noted in AMP’s audited financial statements as of December 31, 2024, since January 1, 2025, there have been no events, occurrences, or conditions with respect to or in connection with AMP:

(a)       Any Material Adverse Effect on (i) AMP, its financial condition or otherwise, its assets and properties considered as a whole, or its results of operations; or (ii) the legal or factual ability to consummate and perfect this Agreement and fulfill its obligations hereunder;

(b)       the termination, modification, rescission, or waiver of any rights under any relevant contract. Attached to this Agreement as part of section 12.1.11 of the Disclosure Schedule is a list containing all relevant contracts entered into by AMP;

(c)       the granting of options, warrants, or any other rights to purchase or obtain (upon conversion, exchange, or exercise) rights in respect of AMP;

(d)       changes in accounting or tax policies, or any relevant changes in cash management or policies and procedures regarding the collection of accounts receivable, creation of reserves or provisions for uncollectible accounts, calculation of accounts receivable, inventory control, prepayment of expenses, payment of accounts receivable, calculation of other expenses, deferral of revenue, and acceptance of customer deposits;

(e)       disposal, transfer, assignment, distribution, lease, or any other disposition of, or encumbrance on, assets and property outside the ordinary course of business;

(f)       transfer, assignment, or granting of any license and permission or sublicense of any right with respect to, or in connection with, AMP.

(g)       granting any real or personal guarantees to secure AMP’s obligations;

(h)       development of a new line of business or abandonment or discontinuation of the current line of business;

(i)       except for the Merger that is the subject of this Agreement, adoption of any plan of merger, consolidation, reorganization, dissolution, liquidation, or filing of a petition for a declaration or voluntary commencement of bankruptcy proceedings under any provision of applicable law, or consenting to or acquiescing in the filing of a petition or commencement of bankruptcy proceedings against it based on applicable law;

(j)       any liability that may have a Material Adverse Effect;

(l)        except for the liabilities recorded in the financial statements forming part of the Representation and Warranty Statement and the balance sheet in Annex “1”, the contracting of any other liabilities;

(k)       except for those recorded in the financial statements, any loan or credit granted, other than accounts receivable generated in the ordinary course of AMP’s business;

(l)       transactions with related parties, except for those transactions recorded in the financial statements and within the ordinary course of AMP’s business;

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(m)       acquisition, whether by merger or consolidation with, or by the purchase of a substantial portion of the assets or shares of, or in any other manner, of any business, person, or division thereof; or

(n)       except as disclosed in section 12.1.11 of the Disclosure Schedule, any agreement with any tax authority for the purpose of reaching conclusive agreements on tax matters, or any similar agreement to carry out the total or partial cancellation of tax credits determined by the omission of taxes, updates, fines, and surcharges.

12.1.12	Taxes: Except as disclosed in section 12.1.12 of the Disclosure Schedule, (a) AMP is current in all its material tax obligations, whether federal, state, or municipal, in accordance with applicable tax laws (considering all applicable and valid extensions for the filing of tax returns, payment of taxes, or compliance with other tax obligations). All material tax returns that AMP has been required to file have been filed in a timely manner with the appropriate tax authorities (taking into account all applicable and valid extensions for such purposes). All material tax returns have been filed with information that is complete, true, and correct in all material respects. With respect to AMP, all material taxes that have been incurred and should have been paid have been paid in a timely and proper manner or have been properly reserved in the financial statements. All material taxes whose accrual and payment have been claimed by the tax authorities have been or will be paid at the moment they become due, or there is an accounting entry to provision for such amounts in the financial statements.

(b)       Except as stated in section 12.1.12 of the Disclosure Schedule, (i) none of the tax returns (for fiscal years for which the tax authority’s powers have not expired) has been subject to actions and proceedings by any tax authority; (ii) no tax credits, outstanding deficiencies, claims, or any other contingencies or matters have been determined, and no written determinations have been made as a result of any action or proceeding on a tax return filed by a tax authority that remains open and under review; and (iii) there are no extensions or waivers of limitation periods with respect to taxes that remain in effect (except for ordinary extensions to file tax returns).

(c)       There are no liens arising from taxes or any other cause affecting the assets,property and other goods of AMP, except for liens or other encumbrances for (i) taxes not yet due and payable; and (ii) taxes that are being challenged in good faith through the appropriate procedures and for which sufficient reserves have been established.

(d)       All material taxes (with respect to fiscal years in which the tax authorities’ power of review has not expired) that AMP must transfer and withhold in accordance with the law in its capacity as taxpayer and withholding agent, respectively, have been duly transferred, withheld, and duly and timely credited, paid, and reported to the corresponding tax authority to the extent that they have been owed, and AMP has the necessary documentation to prove that the taxes it has transferred and withheld have been paid.

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(e)       Except as stated in section 12.1.12 of the Disclosure Schedule, AMP has not filed any tax-related claims with the tax authorities, including, but not limited to, a confirmation of criteria or a request to pay in installments the tax debts it has incurred.

(f)       There are no contributions not recorded in the financial statements for which the Merging Company may be considered jointly and severally liable, in accordance with the provisions of section IV of article 26 of the Mexican Federal Tax Code.

(g)       Except for payments made to its shareholders, AMP has not made payments to companies that issue or have issued receipts without having the assets, personnel, infrastructure, or material capacity to provide the services or produce, market, or deliver goods related to their corporate purpose in accordance with applicable Mexican law, nor any external supplier that has issued digital tax receipts via the internet to AMP, are mentioned in the list provided under Article 69-B of the Mexican Federal Tax Code. All transactions carried out by AMP have been for purposes related to AMP’s corporate purpose and business. No digital tax receipts issued by or on behalf of AMP have been assessed by the tax authorities as falling within the scope of Article 69-B of the Mexican Federal Tax Code, and those receipts support existing, true, and real transactions.

(h)       AMP has not obtained and does not obtain income subject to a preferential tax regime through foreign entities or legal entities in which it participates indirectly or directly, except as disclosed in section 12.1.12 of the Disclosure Schedule.

(i)       AMP is not required to file any material tax returns in any jurisdiction other than Mexico and is not a resident for tax purposes in any jurisdiction other than Mexico.

(j)        AMP has complied with all material requirements under the Mexican Income Tax Law and its regulations and any other applicable law (with respect to fiscal years in which the tax authorities’ power of review has not expired) in relation to the withholding of taxes from employees, service providers, or any other person, and has remitted all material amounts withheld to the relevant authorities within the prescribed time limits.

(k)       AMP does not owe any material amount to the Mexican tax authorities for expired withholding taxes or for any additional charges that may have been generated as a result of the tax withholdings it made, except for those for which there is still a deadline for payment.

(l)       There are no decrees or provisions issued by any Mexican tax authority in any proceeding affecting AMP that represent a Material Adverse Effect.

(m)       Except as stated in section 12.1.12 of the Disclosure Schedule, the Mexican government tax authorities have not determined a material tax liability related to AMP, in respect of taxes payable by it (for the fiscal years in which the tax authorities’ power of review has not expired) that has not been fully covered by AMP or for which adequate reserves have not been established.

(n)       The agreements to which AMP is a party have resulted and will result in the tax implications or taxable events established therein and for them in accordance with their respective agreed nature and have not been and should not be subject to any recharacterization under applicable tax laws.

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(o)       AMP has not designed, organized, implemented, or administered any agreement or transaction that could be considered a reportable scheme in accordance with the applicable provisions established in the Mexican Federal Tax Code.

(p)       AMP has complied in all material respects with all the requirements of the tax incentives that it has applied, where applicable.

Notwithstanding anything to the contrary in this Agreement: (i) AMP makes no representation or warranty regarding the amount, value, or usefulness of any assets or tax attributes to which it is entitled (including, without limitation, net operating losses or net operating surpluses, tax base, or tax credits), or to the limitations thereof, including, without limitation, the ability of the Merging Company or any of its affiliates to utilize such tax assets or attributes after the date of the Merger; and (ii) the representations of the Merging Company in this section 12.1.12 shall be the sole representations of AMP in this Agreement with respect to tax matters.

(q)        AMP has not participated in (i) any transaction or series of transactions that do not have a commercial purpose or that may be considered non-compliant with the general anti-avoidance rule established in Article 5-A of the Mexican Federal Tax Code, and (ii) any transaction that may be considered a simulated contract in accordance with Article 42-B of the Mexican Federal Tax Code. Likewise, it is noted that in accordance with Article 5-A of the Mexican Federal Tax Code, the proposed merger is based on an objective and verifiable business reason, with the aim of optimizing the current capital structure and corporate governance, allowing for permanent savings in administrative and compliance costs, as well as a simplification of the corporate structure.

(r)        AMP maintains all accounting books and corporate records required by applicable law to support and substantiate any tax or accounting position, filing, or claim made by them with respect to taxes, including, without limitation, any authorized business expenses deducted for tax purposes. AMP’s accounting books, systems, and records, accounts, and inventory control reasonably detail AMP’s operations, assets, and liabilities and comply with the requirements set forth in applicable Laws and generally accepted accounting principles that are applicable to it.

12.1.13	Proceedings: Except as stated in section 12.1.13 of the Disclosure Document: (i) There are no pending actions or proceedings, nor to the best of their knowledge, any threatened or imminent actions or proceedings, in relation to AMP, nor has any summons or notice been received to initiate any action or proceeding; (ii) none of the assets and properties are attached or subject to any action or proceeding or encumbrance; (iii) there are no actions or proceedings, nor to the best of their knowledge, any threat of actions or proceedings that could challenge the validity of this Agreement or prevent, delay, invalidate, or interfere with the completion of the transaction. None of the assets and properties are subject to judgments, awards, orders, agreements, or resolutions of any nature from any government authority.
12.1.14	Relationships with Related Parties:

(a)       Section 12.1.14 of the Disclosure Schedule contains a list of all agreements, contracts, or arrangements of any nature and form with related parties.

(b)       Except as provided in section 12.1.14 of the Disclosure Schedule, AMP has not entered into any contracts, agreements, or arrangements of any nature or form with related parties that have been entered into on non-market terms. All contracts, agreements, or arrangements of any nature or form with related parties have been entered into and executed in compliance with applicable law, including transfer pricing regulations. The transactions carried out by AMP with related parties are genuine and should not be classified as a simulation for tax and legal purposes.

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(c)       Except as stated in section 12.1.14 of the Disclosure Schedule, neither AMP nor its respective related parties have entered into (i) credit or loan agreements related to AMP; (ii) service agreements of any kind; (iii) lease agreements; or (iv) asset purchase agreements.

12.1.15	Bank Accounts: Section 12.1.15 of the Disclosure Schedule contains a complete list showing the name of each financial institution in which there is, in relation to AMP, an account, contract, or safe deposit box, the number and nature of each of such accounts, contracts, or safe deposit boxes, and the names of all persons authorized to draw on them, give instructions to them, or access them.
12.1.16	Powers of Attorney: Section 12.1.16 of the Disclosure Schedule contains a list of all general and special powers of attorney in force that AMP has granted as of the date of execution of this Agreement, and said section 12.1.16 of the Disclosure Schedule clearly indicates: (i) the date on which the power of attorney in question was granted, (ii) the powers granted by virtue of the aforementioned power of attorney, and (iii) where applicable, the details of the registration of the power of attorney in question in the Mexican public commercial register.
12.1.17	Labor: (a) As of the date of execution of this Agreement, AMP is in compliance with all its labor and social security obligations and has not violated any applicable laws in this regard.

(b)       Section 12.1.17 of the Disclosure Schedule contains a list of all AMP’s monthly payroll expenses, including details of the number of employees. The same section 12.1.17 of the Disclosure Schedule contains a list of key personnel, including their salaries, benefits, bonuses, premiums, incentives, and remuneration and, where applicable, severance agreements (including agreements related to the termination of their employment relationship with AMP). Except as stated in section 12.1.17 of the Disclosure Schedule, no key personnel or related party of AMP has bonuses of any kind, including golden parachutes or equivalents, whose payment and enforceability are updated due to a change of control. All AMP employees are employed by AMP and are up to date with all their employment obligations, including any payments to any government authority arising from the employment relationship with their employees.

(c)       Section 12.1.17 of the Disclosure Schedule contains a complete list of all current service contracts previously entered into by AMP, including (i) the name of the contractor (the “Contractors”), (ii) the subject matter of the service contract, identifying the work performed by the Contractor and its personnel, (iii) the consideration payable to the relevant Contractor, (iv) the existence of any cause for breach, termination, or rescission under the service contract, and (v) where applicable, the existence of litigation regarding the service contracts. There is no agreement, contract, instrument, or document whose purpose is the same, equivalent, or similar to those listed in section 12.1.17 of the Disclosure Schedule and which is not listed therein. With the exception of section 12.1.17 of the Disclosure Schedule, AMP has not entered into any contract, instrument, or document under the terms of which any person provides personnel or support services to it.

(d)       There is no strike, suspension, or interruption of work or labor inspection against AMP. AMP has not received any summons or notification regarding, and is not aware of the existence of, any individual or collective labor proceedings against it or its Contractors. AMP has not received any summons or notification from any of its Contractors regarding or threats regarding, and is not aware of the existence of any individual or collective labor proceedings against any of said Contractors.

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(e)       AMP has complied with its applicable obligations relating to Social Security, the National Workers’ Housing Fund Institute, the Retirement Savings System, and other applicable taxes relating to labor-management relations with respect to each of its employees, and there are no amounts owed and unpaid by AMP or the Contractors arising from any applicable law, including taxes withheld under applicable law with respect to such employees. All contributions, premiums, and employer or employee expenses required by applicable law or contract, agreement, or labor agreement with respect to AMP’s employees or the Contractors, as applicable, have been paid on time, or if not yet due, have been set aside.

(f)       AMP is not a party to collective bargaining agreements with respect to all workplaces.

12.1.18	Real Estate and Leases:

(a)       AMP does not own any real estate.

(b)       Section 12.1.18 of the Representation and Warranty Statement contains a list of all leases, subleases, easements, and usage agreements relating to real estate (including any amendments or supplements thereto, as well as rights to real estate used by or otherwise related to AMP).

(c)       Each lease is a valid and subsisting contract in full force and effect and constitutes a valid and binding obligation of, and is legally enforceable against, the parties thereto. AMP has not received any notice from the other party to any lease of the termination thereof. There is no breach or event that, by the passage of time or notice or both, could constitute a breach by AMP of any part of such leases. To the best of our knowledge, the leased properties have all necessary and valid licenses and permits in accordance with applicable laws, and each and every one of the obligations, terms, and conditions of the applicable laws and licenses and permits granted in its favor, as applicable, have been fully complied with, and each and every one of the acts necessary to maintain them in full force and effect have been performed. To the best of its knowledge, there is no revocation, cancellation, or notified proceeding of any nature to cancel, modify, or condition the licenses and permits with respect to the leased properties.

(d)       None of the leases contemplates an obligation to pay any amount for transfer, “down payment,” change of control, or any other concept resulting from the execution of this Agreement, the effectiveness of the Merger, or any other closing document.

(e)       To the best of its knowledge, none of the leased properties is subject to any government decree or order that seizes, secures, confiscates, expropriates, reverts, or otherwise confiscates or closes the properties or the leased properties by any government authority, nor is it aware of any notification of any proceeding for the purpose of seizure, seizure, confiscation, forfeiture, expropriation, reclaim, closure, or reversion of the properties or the leased properties.

12.1.19	Suppliers: (a) Section 12.1.19 of the Disclosure Schedule contains a complete list of each of the suppliers representing more than 10% (ten percent) of AMP’s total purchases during the 12 (twelve) months prior to the date of execution of this Agreement.

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(b)       None of the suppliers described in section 12.1.19 has notified AMP of the termination of, or its intention to terminate, its business relationship with AMP.

(c)       AMP has not been notified by any of the suppliers listed in section 12.1.19 regarding the potential cancellation or modification of their business relationship with AMP, or regarding limiting the services, supplies, or materials they provide to AMP, for any reason, including the effectiveness of the transactions provided for in this Agreement.

12.1.20	Systems: Section 12.1.20 contains a detailed description of the operating, financial, accounting, or any other systems by virtue of which AMP is managed and operated.
12.1.21	Intellectual Property:

(a)       Section 12.1.21 contains a list of all intellectual property rights in any jurisdiction that are owned or used under license for the operation of AMP as it is operated.

(b)       No intellectual property rights or other proprietary rights have been transferred to any person, whether by sale, assignment, or license, nor have any such rights been lost. AMP is not aware that any intellectual property related to AMP is being used or executed by any person. No person has granted options, licenses, franchises, encumbrances, rights of use or exploitation, or other contracts of any kind, verbal or written, related to intellectual property related to AMP to any person other than the Merging Company.

(c)       The ownership of the intellectual property used in AMP, if applicable under applicable law, is registered or is in the process of being registered, as applicable, and such registrations or applications are in force and have been maintained and renewed in accordance with applicable law.

(d)       Neither AMP’s operations and business nor its own intellectual property rights violate or infringe the intellectual property rights of third parties. It is not aware of any actions or proceedings, whether pending or instituted by any third-party, regarding the ownership, validity, or use of the intellectual property owned by AMP, or alleging that AMP has violated, infringed, abused, altered, or misused the rights of such intellectual property. AMP has not received any notification alleging or arguing such claims.

(e)       AMP has not been notified of, nor is it aware of, any third-party having used or currently using any intellectual property owned by AMP (or any trademark or similar right that could be confused with any intellectual property owned by AMP).

(f)       No shareholder, director, employee, consultant, current or former contractor of AMP or any other person has the right to exploit or receive any right or benefit from the intellectual property owned by AMP.

(g)       Licenses have been validly granted or assigned to AMP with respect to the use of third-party software used in the ordinary course of AMP’s business, through (i) individual purchase or legal and valid acquisition by any other form of license; or (ii) site licenses purchased or otherwise legally and validly acquired that authorize the use of such licensed software.

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(h)       Intellectual property owned or developed by AMP has not entered the public domain. AMP has not failed to take reasonable precautions to maintain the confidentiality of any intellectual property it has determined to share with its customers, suppliers, or other third parties.

12.1.22	Assets:

(a)       AMP has all the assets and property necessary for its operation and to provide the services it provides in the manner it provides them as of the date of execution of this Agreement, in the ordinary course of AMP’s business. Section 12.1.22 contains an inventory of AMP’s assets and property with a value greater than $1,000,000.00 (one million pesos 00/100), breaking down (i) their age; (ii) their remaining useful life in accordance with AMP’s policies; (iii) the estimated maximum age for the use of each of them according to their intended purpose, (iv) whether they are owned by AMP or leased (under a pure and financial lease), (v) the liabilities related to such assets; and (vi) whether or not they are in operation.

(b)       The assets and properties that are part of AMP are free of any encumbrances and are not subject to any asset forfeiture proceedings, in accordance with the provisions of the Mexican Asset Forfeiture Law or other applicable laws, as applicable. AMP is the legitimate owner of all its assets and properties, which, where applicable, have been duly imported into Mexico or the territory where they are located, and have not received any notification of the existence of any government decree or order that seizes, confiscates, expropriates, reclaims, reverts, or in any other way confiscates or questions the ownership or proper importation of any of the assets and properties by any government authority.

(c)       There is no proceeding in progress or notified, or to the best of its knowledge, pending notification or threatened, for the purpose of seizure, attachment, confiscation, forfeiture, expropriation, termination of lease, or reversion of any of the assets and properties.

(d)       Section 12.1.22 of the Disclosure Schedule contains a list of (i) the leased movable assets that form part of AMP, under operating leases or finance leases; (ii) the expiration date of each of these leases, (iii) the monthly rent and any other fees or consideration payable under these leases, and (iv) the purchase options for these assets established in favor of AMP. AMP is not in default under any of these lease agreements. All leases referred to in section 12.1.22 of the Disclosure Schedule are valid, binding, and enforceable in accordance with their respective terms and are currently in force. AMP has not received any notice of default, non-renewal or extension, or rent increase under such agreements.

(e)       The assets and properties constitute all assets and properties that are used in the ordinary course of AMP’s business for the operation of AMP. All assets and properties of AMP or related to its operation that are currently in use are in good operating condition and in a state of repair suitable for their intended use, except for ordinary wear and tear due to normal use or age.

12.1.23	Relevant Contracts:

(a)       Section 12.1.23 of the Disclosure Schedule contains a complete list of all relevant contracts related to AMP, as well as a summary of the main characteristics of the relevant contracts, including (i) the name of the counterparty, (ii) the subject matter of the relevant contract, (iii) the remaining term of the relevant contract and any exclusivity provisions, (iv) the consideration payable, (v) past due accounts receivable and payable, (vi) the existence, if any, of any cause for default, termination, or rescission under the relevant contract, and (vii) if applicable, the existence or threat of litigation known to it with respect to the relevant contracts.

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(b)       The enforceability and enforceability of the relevant contracts shall not be affected in any way by the execution and performance of this Agreement and the closing documents.

(c)       There are no breaches under the relevant agreements. The relevant agreements have been duly entered into by the parties thereto, are valid and binding on such parties, are in full force and effect, and confer the rights and obligations stipulated therein, as applicable.

12.1.24	Insurance:

(a)       Section 12.1.24 of the Disclosure Schedule contains a list of all insurance policies of any kind that AMP has in place to cover risks related to AMP’s operations, including its assets and property, and which are currently in force. Such insurance policies are issued for the amounts, deductibles, risks, and losses that AMP considers reasonably adequate for the ordinary course of AMP’s business.

(b)       All insurance policies mentioned in said section 12.1.24 of the Disclosure Schedule are in force, all premiums derived therefrom have been paid in accordance with their terms, and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. AMP is not in default of payment or any other obligation under the aforementioned insurance policies, the breach of which could result in the modification, revocation, or termination of said policies. AMP’s activities and operations have been conducted in a manner that substantially complies with all applicable provisions of said insurance policies.

(c)       To the best of its knowledge, there are no actions or proceedings against AMP or that have been notified (or to the best of its knowledge, are pending notification) arising from the insurance policies mentioned in section 12.1.24 of the Disclosure Schedule.

12.1.25	Validity of the Agreement: Does not require authorization from any person for the execution or performance of this Agreement. This Agreement is valid and binding on AMP and enforceable in accordance with its respective terms. The corporate resolutions adopted by AMP regarding the authorization to execute and perform this Agreement have been validly adopted and have not been modified, limited, or revoked in any way.
12.1.26	Intermediaries or Agents: AMP has not entered into any agreements or arrangements that confer rights in favor of brokers, intermediaries, agents, commission agents, financial advisors, or investment banking institutions, or in favor of any other firm or person that contemplates the payment of fees or commissions for intermediation or agency, or any other type of consideration, fee, or percentage in any way related to the Merger, and in the event that it has any fees or commissions from such intermediaries or agents, they must be covered in full by AMP prior to the date hereof.
12.1.27	Anti-Corruption Provisions: Neither AMP nor, to the best of its knowledge, its administrators, officers, and directors have not violated any laws relating to anti-corruption practices, provisions to prevent and detect transactions involving illicit funds or terrorist financing, nor have they violated any related civil or criminal provisions. In this regard, they declare that no investigation or proceedings have been initiated against them or the aforementioned persons by any competent authority, nor have they been charged with violating the aforementioned provisions in Mexico or abroad.

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12.1.28	Solvency: AMP (i) is not in any process or proceeding of dissolution, liquidation, or bankruptcy, (ii) has not received any summons or notification regarding any proceeding initiated by any creditor tending toward the dissolution, liquidation, or bankruptcy of AMP, nor (iii) has initiated or is about to initiate any proceeding for its dissolution, liquidation, or bankruptcy.
12.1.29	Accounts Receivable: All collection rights, accounts receivable, promissory notes, credits, and advances receivable of AMP arose from valid transactions in the ordinary course of AMP’s business, are valid and enforceable obligations in accordance with the terms established with the debtor thereof, and represent money owed for services rendered in the ordinary course of AMP’s business.

AMP has no reason to expect that such accounts receivable will not be collected in the ordinary course of AMP’s business and paid by the debtors thereof.

12.1.30	Compliance with Laws: As of this date, AMP is in compliance with all rules, laws, regulations, orders, decrees, judgments, official letters, circulars, treaties, regulations, official Mexican standards, and any other regulations issued by any governmental authority that are applicable to it in conducting its business and operations, except for those non-compliances that have not resulted, or are not reasonably expected to result, a Material Adverse Effect.
12.1.31	Technical Assistance and Technology Transfer Agreement: (a) The Technical Assistance and Technology Transfer Agreement (the “CAT”) dated August 25, 1999 (as amended from time to time), a copy of which is attached to this Agreement as part of section 12.1.31 of the Disclosure Schedule, is a valid and fully effective agreement and constitutes a valid and binding obligation of, and is legally enforceable against or in favor of, as applicable, AMP.

(b)       Except as provided in section 12.1.31 of the Disclosure Schedule, the execution of this Agreement and the performance of its obligations by AMP, as well as the effectiveness of the Merger, do not contravene or result in a violation or breach of any term, condition, or provision of the CAT.

(c)       The execution and signing by AMP of the CAT and the fulfillment of each and every one of its obligations thereunder were duly authorized in accordance with applicable law and its bylaws, as well as by its applicable corporate bodies, and do not violate (i) its bylaws in force on the date of execution of this Agreement, or (ii) any law or provision in Mexico, of any nature, that binds or affects it on the date of signing the CAT.

(d)       There is no breach or event that, by the passage of time or notification or both, could constitute a breach by any party in accordance with the CAT.

(e)       The obligations undertaken in the CAT are valid and legally enforceable for the parties, in accordance with its terms.

(f)       The representatives of the parties that entered into the CAT had on the date of its execution, sufficient authority and power to bind the parties under the terms of the CAT. There is no revocation, cancellation, or notified proceeding of any nature to terminate, cancel, modify, revoke, or condition the CAT. AMP has complied and remains in compliance with each and every obligation undertaken under the CAT.

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12.1.32	Acknowledgment of Absence of Other Representations and Warranties. AMP acknowledges and agrees that, except for the representations contained in this section, neither AMP nor any of its respective affiliates, representatives, or any other person makes any representation or warranty, express or implied, with respect to AMP, or with respect to any other information provided or made available to the Merging Company or any of its affiliates or representatives in connection with the Merger and the other ancillary agreements.

The Merging Company acknowledges and agrees (i) that it is not relying on any representation or warranty made by AMP or its representatives, except for those representations and warranties specifically and expressly set forth in this section; and (ii) that AMP disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this section.

12.2	Representations and Warranties Regarding OTAY and the OTAY Subsidiaries. OTAY represents, warrants, and guarantees to the Merging Company, with respect to itself and each of Otay TJ Holdings, L.L.C, and its subsidiaries Otay-TJ North, L.L.C, Cross Border Xpress, L.L.C, Otay-Tijuana Venture, L.L.C., and CBX Café, L.L.C (collectively, the “OTAY Subsidiaries”), as well as its affiliates Otay-TJ East, L.L.C and Otay Far East, L.L.C (collectively, the “OTAY Affiliates”) that the following information and representations are true and complete as of the date of this Agreement, and acknowledge that this is the Merging Company’s determining reason for entering into this Agreement.
12.2.1	Incorporation. OTAY and each of the OTAY Subsidiaries is a corporation duly incorporated and validly existing under the laws of the state of Delaware in the United States of America and has the authority and power to conduct its business as it currently does.
12.2.2	Capital Stock. (a) The authorized, subscribed, and paid-in capital stock of OTAY and each of the OTAY Subsidiaries is composed as indicated in section 12.2.2 of the Disclosure Schedule; (b) section 12.2.2 of the Disclosure Schedule contains a list of the holders and beneficial owners of the shares in the capital of OTAY and each of the OTAY Subsidiaries; and (c) there are no other subsidiaries of OTAY other than the OTAY Subsidiaries as described in section 12.2.2 of the Disclosure Schedule.
12.2.3	Shares. (a) Except as disclosed in section 12.2.3 of the Disclosure Document, all shares in the capital stock of OTAY and each of the OTAY Subsidiaries have been duly authorized, validly created, paid up, and released and are free of any encumbrance on them or with respect to their corporate and economic rights, and the transfer of these shares, whether direct or indirect, in favor of the Merging Company or the Merged Companies is not subject to any preemptive right or equivalent right that has not been waived on or prior to the date hereof.

(b)       Furthermore, all shares in the capital stock of OTAY and each of the OTAY Subsidiaries were created, subscribed, and paid for in compliance with the applicable laws of the state of Delaware in the United States of America.

(c)       None of the shares of capital stock of OTAY and each of the OTAY Subsidiaries were issued in violation of any agreement, arrangement, covenant, or commitment to which OTAY and each of the OTAY Subsidiaries are subject or are a party, or in violation of preemptive rights or any other similar rights in favor of any person, as applicable.

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12.2.4	Other securities. There are no (i) securities, rights, plans, options, warrants, call options, conversion rights, or any agreements, arrangements, or commitments of any kind or nature (firm or conditional) that oblige OTAY or any of the OTAY Subsidiaries, as applicable, to issue, deliver, or sell, or cause to be issued, delivered, or sold, shares of OTAY or each of the OTAY Subsidiaries, or securities convertible into or exchangeable for securities or interests representing the capital stock of OTAY and each of the OTAY Subsidiaries; (ii) contractual obligations, agreements, or rights of a person to repurchase, exchange, or otherwise acquire capital stock of OTAY and each of the OTAY Subsidiaries; or (iii) preemptive rights, rights of first refusal, rights of first offer, tag-along rights, drag-along rights, partnership or shareholder agreements, or other rights, understandings, or agreements with respect to the voting or disposition of the capital stock of OTAY and each of the OTAY Subsidiaries, or any other restrictions affecting the capital stock of OTAY and each of the OTAY Subsidiaries, or the securities representing such capital stock.
12.2.5	Licenses and Permits. Except as disclosed in section 12.2.5 of the Disclosure Document, OTAY and each of the OTAY Subsidiaries have all of the licenses, authorizations, concessions, and permits materially necessary or required to carry out their corporate purpose and the operation of their businesses in accordance with and in compliance with the applicable laws in the United States of America (“Licenses and Permits”), and (i) the material obligations contained in the Licenses and Permits and those imposed by any governmental authority on OTAY and each of the OTAY Subsidiaries have been complied with, and the necessary actions have been taken to maintain the Licenses and Permits in force; (ii) all Licenses and Permits were granted to OTAY and each of the OTAY Subsidiaries in accordance with applicable laws; (iii) all Licenses and Permits are in force; (iv) to the best of the knowledge of the facts of the chief executive officer, chief financial officer, or chief legal officer of OTAY and each of the OTAY Subsidiaries, without any obligation to investigate or verify further (hereinafter, and exclusively for purposes of OTAY and each of the OTAY Subsidiaries, the “Knowledge of OTAY”), there is no action or proceeding against OTAY and each of the OTAY Subsidiaries to cancel, modify, or condition the Licenses and Permits or those of its Subsidiaries; and (v) the execution of this Agreement does not and will not result in the termination, revocation, extinction, or loss of the Licenses and Permits of OTAY and each of its subsidiaries. Attached in section 12.2.5 of the Disclosure Schedule is a list of all Licenses and Permits granted to Otay and each of its subsidiaries by government authorities and/or any licenses, concessions, or permits that are necessary for its operation.
12.2.6	No Violation. Except as disclosed in section 12.2.6 of the Disclosure Document, the execution of this Agreement and the fulfillment of the obligations by OTAY and each of the OTAY Subsidiaries hereunder, as well as the effectiveness of the Merger, does not violate or result in a violation or breach of: (i) any term, condition, or provision of the bylaws, articles of incorporation, and resolutions adopted by the corporate bodies of OTAY and each of the OTAY Subsidiaries; (ii) any term or provision of any law applicable to OTAY and each of the OTAY Subsidiaries or their respective assets and properties that could result in a Material Adverse Effect; (iii) any term or provision of any agreement to which OTAY and each of the OTAY Subsidiaries are a party that could result in a Material Adverse Effect, or result in the termination, cancellation, or acceleration (whether upon receipt of notice, or by the passage of time, or both) of any right or obligation of OTAY and each of the OTAY Subsidiaries; or (iv) any contract, license, permit, or law that restricts the direct or indirect transfer thereof, to which OTAY or each of the OTAY Subsidiaries is a party, nor shall they have the effect of creating or imposing any lien on any of the assets of OTAY or each of the OTAY Subsidiaries.
12.2.7	Financial information. The financial statements of OTAY and each of the OTAY Subsidiaries (consolidated at the Otay-TJ Holdings, LLC level) attached hereto in section 12.2.7 of the Disclosure Schedule (i) reflect in all material respects the financial and accounting position of OTAY and each of the OTAY Subsidiaries as of the date of their issuance;
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(ii) were prepared in accordance with the general accounting principles in the United States of America (“U.S. GAAP”) applied on a consistent basis; (iii) except as disclosed in section 12.2.7 of the Disclosure Document, from the date of issuance of its financial statements to the date of execution of this Agreement, no event has occurred that has materially changed or requires a material change to the financial statements of OTAY and each of the OTAY Subsidiaries; (iv) OTAY and each of the OTAY Subsidiaries are up to date in their accounting records, and their operations are reflected in their financial statements, accounting records, and books of account in accordance with U.S. GAAP, applied on a consistent basis; (v) the value of the assets of OTAY and each of the OTAY Subsidiaries has been evaluated in accordance with U.S. GAAP, applied on a consistent basis; (vi) OTAY and each of the OTAY Subsidiaries has not recorded in its financial statements, books, or any accounting records any assets of OTAY and each of the OTAY Subsidiaries in a materially incorrect or false manner, and that OTAY and each of the OTAY Subsidiaries maintain a single set of accounting records; (vii) except as disclosed in section 12.2.7 of the Disclosure Document, there is no information regarding the assets, liabilities, and operating results of OTAY and each of the OTAY Subsidiaries that is not reflected in the financial statements and that must be reflected in accordance with U.S. GAAP; (viii) except as disclosed in section 12.2.7 of the Disclosure Document, there are no liabilities of OTAY and each of the OTAY Subsidiaries that are not reflected in the financial statements; and (ix) OTAY and each of the OTAY Subsidiaries have not entered into any transaction by virtue of which they have assumed unlimited liability obligations.

Section 12.2.7 of the Disclosure Document, within OTAY’s consolidated and audited financial statements, in accordance with U.S. GAAP, in the section entitled “Summary of Significant Accounting Policies,” contains a description of OTAY’s accounting policies, and the financial statements reflect the application of those accounting policies in a materially correct, consistent, complete, and truthful manner. OTAY maintains internal accounting controls in order to (i) minimize any risk of presenting incorrect information in the financial statements; (ii) provide those responsible for preparing the financial statements with all relevant information necessary for the proper preparation of the financial statements in a timely manner; and (iii) ensure that all relevant transactions are conducted in accordance with OTAY’s bylaws and applicable law and recorded in the appropriate period in accordance with US GAAP.

12.2.8	Liabilities. (a) Except as disclosed in section 12.2.7 and the liabilities reflected in OTAY’s consolidated financial statements, which include each of the OTAY Subsidiaries attached to this Agreement in section 12.2.7 of the Disclosure Schedule attached hereto, neither OTAY nor each of the OTAY Subsidiaries has incurred any financial liabilities, bank loans, or any other liabilities, nor has it granted any guarantees, sureties, or material endorsements in favor of third parties or related parties.
12.2.9	Assets. (i) Except as disclosed in section 12.2.9 of the Disclosure Document, OTAY and each of the OTAY Subsidiaries maintain all assets and properties materially necessary for the operation of the business of OTAY and each of the OTAY Subsidiaries in the ordinary course of their business; (ii) OTAY and each of the OTAY Subsidiaries are the rightful owners of all their assets and properties materially necessary for the operation of the business, and to the best of Otay’s knowledge, they have not received any notification of the existence of any government decree or order that seizes, confiscates, expropriates, nationalizes, occupies, requisitions, reclaims, reverts, or in any other way confiscates or questions the ownership or due importation of any of the assets and properties by any government authority; (iii) there are no material proceedings in progress or notified, or to the best of OTAY’s knowledge, pending notification or threatened, for the purpose of seizure, attachment, confiscation, forfeiture, expropriation, termination of lease, or reversion of any of the assets and properties of OTAY and each of the OTAY Subsidiaries; and (iv) all assets and properties of OTAY and each of the OTAY Subsidiaries currently in use are in good operating condition and state of repair for their intended use, except for ordinary wear and tear due to normal use or age.

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12.2.10	Absence of Certain Changes, Events, or Conditions. Except for the events indicated in the audited financial statements of OTAY and each of the OTAY Subsidiaries (on a consolidated basis at the level of Otay-TJ Holdings, L.L.C) as of December 31, 2024, which are attached to this Agreement as part of section 12.2.7 of the Disclosure Schedule and as disclosed in section 12.2.10, since January 1, 2025, there has been no occurrence or event (i) any Material Adverse Effect or any other event, occurrence, or circumstance that individually or collectively represents an Adverse Material Effect (ii) the termination, modification, rescission, or waiver of any material rights under any relevant contract; (iii) the granting of options, warrants, or any other right to purchase or obtain (upon conversion, exchange, or exercise) rights with respect to OTAY or each of the OTAY Subsidiaries; (iv) material changes in accounting or tax policies, or any relevant change in cash management or in policies and procedures regarding the collection of accounts receivable, creation of reserves or provisions for uncollectible accounts, calculation of accounts receivable, inventory control and, prepayment of expenses, payment of accounts receivable, calculation of other expenses, deferral of income, and acceptance of customer deposits; (v) disposal, transfer, assignment, distribution, lease, or any other disposition of, or encumbrance on, assets and property outside the ordinary course of business; (vi) transfer, assignment, or granting of any License and Permit of any relevant right relating to or in connection with OTAY and each of the OTAY Subsidiaries; (vii) granting any real or personal guarantees to secure the obligations of OTAY and each of the OTAY Subsidiaries outside the ordinary course of business; (viii) developing a new line of business or abandoning or discontinuing the current line of business; (ix) except for the Merger that is the subject of this Agreement, adoption of any reorganization, dissolution, or liquidation plan or filing of a petition for a declaration or voluntary commencement of bankruptcy proceedings under any provision of applicable law or consenting to or acquiescing in the filing of a petition or commencement of insolvency proceedings (including, without limitation, United States Chapter 11) against it based on applicable law; (x) any liability that may have a Material Adverse Effect; (xi) except for liabilities recorded in the Financial Statements of OTAY and each of the OTAY Subsidiaries mentioned above, incurring any other material liability outside the ordinary course of business; (xii) except as recorded in the Consolidated Financial Statements of OTAY and each of the OTAY Subsidiaries mentioned above, any loan or credit granted by OTAY and/or each of the OTAY Subsidiaries, other than accounts receivable generated in the ordinary course of business of OTAY and each of the OTAY Subsidiaries; (xiii) there have been no material transactions with related parties, except for those transactions recorded in the financial statements and within the ordinary course of business of OTAY and each of the OTAY Subsidiaries; (xiv) acquisition, whether by merger or consolidation with, or by the purchase of a substantial portion of the assets or shares of, or in any other manner, of any business, person, or division thereof; or (xv) except as described in section 12.2.12 of the Disclosure Schedule, any agreement with any tax authority for the purpose of reaching conclusive agreements on tax matters, or any similar agreement to carry out the total or partial cancellation of tax credits determined by the omission of taxes, adjustments, fines, and surcharges.
12.2.11	Taxes:

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(a)       Except as described in section 12.2.1 of the Disclosure Schedule, OTAY and each of the OTAY Subsidiaries are current in all their material tax obligations, whether federal, state, or municipal, in accordance with applicable tax laws (taking into account all applicable and valid extensions for filing tax returns, paying taxes, or complying with other tax obligations). All material tax returns that OTAY and each of the OTAY Subsidiaries have been required to file have been filed in a timely manner with the relevant tax authorities (taking into account all applicable and valid extensions for such purpose). All material tax returns have been filed with information that is complete, accurate, and correct in all material respects. With respect to OTAY and each of the OTAY Subsidiaries, all material taxes that have accrued and should have been paid have been paid in a timely and proper manner or have been properly reserved in the financial statements. All material taxes whose accrual and payment have been claimed by the tax authorities have been or will be paid, at the time they become due, or there is an accounting entry to provision for such amounts in the financial statements.

(b)       Except as described in section 12.2.11 of the Disclosure Schedule, (i) none of the tax returns (for fiscal years for which the tax authority’s powers have not expired) has been subject to actions and proceedings by any tax authority; (ii) no tax credits, outstanding deficiencies, claims or any other contingencies or matters have been determined, and no written determinations have been made as a result of any action or proceeding on a tax return filed by a tax authority that remains open and under review; and (iii) there are no extensions or waivers of limitation periods with respect to taxes that remain in effect (except for ordinary extensions to file tax returns).

(c)       There are no liens arising from taxes or any other fiscal cause affecting the assets and properties of OTAY and each of the OTAY Subsidiaries, except for liens or other encumbrances for (i) taxes not yet due and payable, and (ii) taxes that are being challenged in good faith through the appropriate procedures and for which sufficient reserves have been established.

(d)       With respect to OTAY and each of the OTAY Subsidiaries, all material taxes (with respect to fiscal years in which the tax authorities’ power of review has not expired) that they are required to transfer and withhold in accordance with the law in their capacity as taxpayers and withholding agents, respectively, have been duly transferred, withheld, and duly and timely credited, paid, and remitted to the corresponding tax authority to the extent that they have been owed, and OTAY and each of the OTAY Subsidiaries have the necessary documentation to prove that the taxes they have transferred and withheld have been paid.

(e)       Except as described in section 12.2.11 of the Disclosure Schedule, OTAY and each of the OTAY Subsidiaries have not filed any tax-related claims with the tax authorities, including, but not limited to, a confirmation of criteria or a request to pay in installments the tax debts incurred.

(f)       OTAY and each of the OTAY Subsidiaries have not made payments to companies that issue or have issued receipts without having the assets, personnel, infrastructure, or material capacity to provide the services or produce, market, or deliver goods related to their corporate purpose in accordance with applicable Mexican law nor any external supplier that has issued digital tax receipts via the internet to OTAY and each of the OTAY Subsidiaries, are mentioned in the list provided under Article 69-B of the Mexican Federal Tax Code. All transactions carried out by OTAY and each of the OTAY Subsidiaries have been for purposes related to the corporate purposes and the business of OTAY and each of the OTAY Subsidiaries. No digital tax receipts issued by or on behalf of OTAY and each of the OTAY Subsidiaries have been assessed by the tax authorities as falling within the scope of Article 69-B of the Mexican Federal Tax Code, and those receipts support actual, bona fide, and existing transactions.

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(g)        Except as described in section 12.2.11 of the Disclosure Schedule, OTAY and each of the OTAY Subsidiaries are not required to file any tax returns in any jurisdiction other than the United States and are not residents for tax purposes in any jurisdiction other than the United States.

(h)       OTAY and each of the OTAY Subsidiaries have complied with all material requirements under the United States Income Tax Law and its regulations and any other applicable law (with respect to fiscal years in which the tax authorities’ power of review has not expired) in relation to the withholding of taxes from employees, service providers, or any other person, and have materially remitted all amounts withheld to the appropriate authorities within the prescribed time limits.

(i)       OTAY and each of the OTAY Subsidiaries do not owe any material amount to the tax authorities for past due withholding taxes or for any additional charges that may have been generated as a result of the tax withholdings made, except for those for which there is still a deadline for payment.

(j)       There are no decrees or provisions issued by any tax authority in any proceeding affecting OTAY or each of the OTAY Subsidiaries that represent a Material Adverse Effect.

(k)       The government tax authorities have not determined a tax credit related to OTAY or each of the OTAY Subsidiaries in connection with taxes payable by them (with respect to fiscal years in which the tax authorities’ power of review has not expired).

(l)       The agreements to which OTAY and each of the OTAY Subsidiaries are party have resulted and will result in the tax implications or taxable events established therein and for them in accordance with their respective agreed nature, and have not been and will not be subject to any recharacterization under applicable tax laws.

(m)       OTAY and each of the OTAY Subsidiaries have not designed, organized, implemented, or administered any agreement or transaction that could be considered a reportable scheme in accordance with the applicable provisions established in the Mexican Federal Tax Code.

(n)       OTAY and each of the OTAY Subsidiaries have complied in all material respects with all the requirements of the tax incentives that, where applicable, they have applied.

Notwithstanding any provision to the contrary in this Agreement: (i) OTAY and each of the OTAY Subsidiaries make no representation or warranty with respect to the amount, value, or usefulness of any assets or tax attributes to which they are entitled (including, without limitation, net operating losses or net operating surpluses, tax base, or tax credits), or to the limitations thereof, including, among others, the ability of the Merging Company or any of its affiliates to use such tax assets or attributes after the date of the Merger; and (ii) the representations in this section 12.2.11 shall be the sole representations of OTAY and each of the OTAY Subsidiaries in this Agreement with respect to tax matters.

12.2.12	Proceedings: (i) There are no pending actions or proceedings, nor, to the best of OTAY’s knowledge, any threat or imminence of any material action or proceeding in relation to OTAY and each of the OTAY Subsidiaries, nor has any summons or notification been received to initiate any action or proceeding; (ii) None of the assets and properties are seized or subject to any action or proceeding or encumbrance, except as described in section 12.2.11 of the Disclosure Schedule.

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(iii) There are no actions or proceedings, nor, to the best of OTAY’s knowledge, any threat of actions or proceedings that could challenge the validity of this Agreement or prevent, delay, invalidate, or interfere with the completion of the transaction. None of the assets and properties are subject to judgments, awards, orders, agreements, or resolutions of any nature from any government authority.

12.2.13	Relationships with related parties:

(a)       Section 12.2.13 of the Disclosure Schedule contains a list of all agreements, contracts, or material arrangements of any nature and form with related parties of OTAY and each of the OTAY Subsidiaries.

(b)       OTAY and each of the OTAY Subsidiaries have not entered into any contracts, agreements, or arrangements of any nature or form with related parties that have been entered into on non-market terms. All contracts, agreements, or arrangements of any nature and form with related parties have been entered into and executed in compliance with applicable law, including transfer pricing regulations. The transactions carried out by OTAY and each of the OTAY Subsidiaries with related parties are genuine and should not be classified as a simulation for tax and legal purposes.

(c)       Except as provided in section 12.2.13 of the Disclosure Schedule, neither OTAY nor each of the OTAY Subsidiaries, nor their respective related parties, have entered into (i) credit or loan agreements related to OTAY or each of the OTAY Subsidiaries; (ii) material service agreements of any kind, (iii) lease agreements, (iv) or asset purchase agreements.

12.2.14	Bank Accounts: Section 12.2.14 of the Disclosure Schedule contains a complete list showing the name of each financial institution in which there is, in relation to OTAY and each of the OTAY Subsidiaries, an account, contract, or safe deposit box, the number and nature of each of such accounts, contracts, or safe deposit boxes, with the names of all persons authorized to draw on them, give instructions to them, or access them.
12.2.15	Powers of Attorney: Section 12.2.15 of the Disclosure Schedule contains a list of all general and special powers of attorney in force that OTAY and each of the OTAY Subsidiaries have granted as of the date of execution of this Agreement, and said section 12.2.15 of the Disclosure Schedule clearly indicates: (i) the date of grant of the power of attorney in question, (ii) the powers granted by virtue of the aforementioned power of attorney, and (iii) where applicable, details of the registration of the power of attorney in question in the public commercial register.
12.2.16	Labor: (a) As of the date of execution of this Agreement, OTAY and each of the OTAY Subsidiaries are in compliance with all their labor and social security obligations and have not violated any applicable laws in this regard.

(b)       Section 12.2.16 of the Disclosure Schedule contains a list of all monthly payroll expenses of OTAY and each of the OTAY Subsidiaries, including details of the number of employees. The same section 12.2.16 of the Disclosure Schedule contains a list of key personnel, including their salaries, benefits, bonuses, premiums, incentives, and remuneration and, where applicable, severance agreements (including agreements related to the termination of the employment relationship between them and OTAY and each of the OTAY Subsidiaries).

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Except as described in section 12.2.16 of the Disclosure Schedule, no key personnel or related party of OTAY and each of the OTAY Subsidiaries has bonuses of any kind, including golden parachutes or equivalents, whose payment and enforceability are updated due to a change of control. All employees of OTAY or each of the OTAY Subsidiaries are employed by OTAY and are up to date with all their employment obligations, including any payments to any government authority arising from the employment relationship with their employees.

(c)       Section 12.2.16 of the Disclosure Schedule contains a complete list of all material personnel or support service contracts previously entered into by OTAY and each of the OTAY Subsidiaries, including (i) the name of the Contractor, (ii) the subject matter of the service contract, identifying the work performed by the Contractor and its personnel, (iii) the consideration payable to the relevant Contractor, (iv) the existence of any cause for breach, termination, or rescission under the service contract, and (v) where applicable, the existence of litigation regarding the service contracts. There is no agreement, contract, instrument, or document whose purpose is the same, equivalent, or similar to those listed in section 12.2.16 of the Disclosure Schedule and which is not listed therein. With the exception of section 12.2.16 of the Disclosure Schedule, OTAY and each of the OTAY Subsidiaries have not entered into any agreement, instrument, or document under the terms of which any person provides personnel or support services.

(d)       There is no strike, suspension, or interruption of work or labor inspection against OTAY and each of the OTAY Subsidiaries. OTAY and each of the OTAY Subsidiaries have not received any summons or notification regarding, and are not aware of the existence of, any individual or collective labor proceedings against them or the Contractors. OTAY and each of the OTAY Subsidiaries have not received any summons or notification from any of their Contractors regarding or threats regarding and are not aware of the existence of any individual or collective labor proceedings against any of said Contractors.

(e)       OTAY and each of the OTAY Subsidiaries are not party to any collective bargaining agreements with respect to all of their workplaces.

12.2.17	Real Estate and Leases: (a) Section 12.2.17 of the Disclosure Schedule contains a list of all real estate owned by OTAY and each of the OTAY Subsidiaries. With respect to the real estate, except for the encumbrances listed in section 12.2.11 of the Disclosure Schedule, OTAY and each of the OTAY Subsidiaries have full ownership and valid, legitimate, and negotiable title. The real estate and ownership thereof are registered in the corresponding public property registries in favor of OTAY and each of the OTAY Subsidiaries, as applicable; they are free of any Liens and are not subject to any relevant actions or proceedings. The properties have all the licenses and permits that are materially necessary and in force under applicable laws, and OTAY and each of the OTAY Subsidiaries; except for the encumbrances listed in section 12.2.11 of the Disclosure Schedule, have fully complied with each and every one of the obligations, terms, and material conditions of the applicable laws and of the licenses and permits granted in their favor, as applicable, and have performed each and every act materially necessary to maintain them in full force and effect. To the best of Otay’s knowledge, there is no revocation, cancellation, or notified proceeding of any nature to cancel, modify, or condition the licenses and permits with respect to the properties.

(b)       Section 12.2.17 of the Representation and Warranty Schedule contains a list of all leases, subleases, easements, and material usage agreements with respect to real property (including any amendments or supplements thereto), as well as rights to real property used by or otherwise related to OTAY and each of the OTAY Subsidiaries.

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(c)       Except as described in section 12.2.18 of the Disclosure Schedule, each lease is a valid and subsisting contract in full force and effect and constitutes a valid and binding obligation of, and is legally enforceable against, the parties thereto. OTAY and each of the OTAY Subsidiaries have not received any notice from the other party to any lease of the termination thereof. There is no default or event that, by the passage of time or notice or both, could constitute a default by any party under such leases by OTAY and each of the OTAY Subsidiaries. The Leased Properties have all necessary and valid licenses and permits in accordance with applicable laws, and each and every one of the obligations, terms, and conditions of the applicable laws and licenses and permits granted in their favor, as applicable, have been fully complied with, and each and every one of the acts necessary to keep them in full force and effect have been performed. To the best of Otay’s knowledge, there is no revocation, cancellation, or notified proceeding of any nature to cancel, modify, or condition the licenses and permits with respect to the leased properties.

(d)       None of the leases contemplates an obligation to pay any amount for transfer, “down payment,” change of control, or any other concept resulting from the execution of this Agreement, the effectiveness of the Merger, or any other closing document.

(e)       To the best of OTAY’s knowledge, none of the properties owned by OTAY and each of the OTAY Subsidiaries and leased properties are subject to any government decree or order that seizes, secures, confiscates, expropriate, revert, or otherwise confiscate or close the Properties or leased properties by any government authority, nor are they aware of any notification of any proceedings for the purpose of seizure, attachment, confiscation, forfeiture, expropriation, reclaim, closure, or reversion of the properties or leased properties.

12.2.18	Suppliers: (a) Section 12.2.18 of the Disclosure Schedule contains a complete list of each of the suppliers representing more than 10% (ten percent) of the total purchases of OTAY and each of the OTAY Subsidiaries, as applicable, during the 12 (twelve) months prior to the date of execution of this Agreement.

(b)       None of the suppliers described in section 12.2.18 of the Statement of Intent has notified OTAY and each of the OTAY Subsidiaries of the termination of, or its intention to terminate, its business relationship with OTAY.

(c)       OTAY and each of the OTAY Subsidiaries have not been notified by any of the suppliers listed in section 12.2.18 of the Disclosure Schedule regarding the potential cancellation or modification of its business relationship with OTAY and each of the OTAY Subsidiaries, or regarding limiting the services, supplies, or materials it provides to OTAY and each of the OTAY Subsidiaries, for any reason, including the consummation of the transactions contemplated in this Agreement.

12.2.19	Systems: Section 12.2.19 of the Disclosure Schedule contains a detailed description of the operating, financial, accounting, or any other systems by virtue of which OTAY and each of the OTAY Subsidiaries are managed and operated.
12.2.20	Intellectual Property:

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(a)       Section 12.2.20 of the Disclosure Schedule contains a list of all intellectual property rights in any jurisdiction that are owned or used under license for the operation of OTAY and each of the OTAY Subsidiaries as operated.

(b)       Except for limited, non-exclusive, and revocable licenses in connection with certain commercial agreements, no intellectual property rights or other proprietary rights with respect to intellectual property have been transferred to any person, whether by sale, assignment, or license, nor have any such rights been lost. OTAY and each of the OTAY Subsidiaries are not aware that any intellectual property related to OTAY and each of the OTAY Subsidiaries is being used or executed by any person in a material manner and for which appropriate measures have not been taken to prevent such use. Except for limited, non-exclusive, and revocable licenses in connection with certain commercial agreements and the encumbrances listed in section 12.2.11 of the Disclosure Document, no person has granted options, licenses, franchises, encumbrances, rights of use or exploitation, or other contracts of any kind, verbal or written, related to the intellectual property related to OTAY and each of the OTAY Subsidiaries to any person other than the Merging Company.

(c)       The ownership of the intellectual property used by OTAY and each of the OTAY Subsidiaries, if applicable under applicable law, is registered or is in the process of being registered, as applicable, and such registrations or applications are in force and have been maintained and renewed in accordance with applicable law.

(d)       To the knowledge of OTAY, neither the operations and businesses nor the intellectual property rights of OTAY and each of the OTAY Subsidiaries violate or infringe upon the intellectual property rights of third parties. To the best of OTAY’s knowledge, there are no actions or proceedings pending or brought by any third-party regarding the ownership, validity, or use of the intellectual property used by OTAY and each of the OTAY Subsidiaries, or alleging that OTAY and each of the OTAY Subsidiaries have violated, infringed, abused, altered, or misused the rights of such intellectual property. OTAY and each of the OTAY Subsidiaries have not received any notification alleging or arguing such claims that have not been resolved in a satisfactory and non-material manner in favor of OTAY and/or each of the OTAY Subsidiaries, as applicable.

(e)       OTAY and each of the OTAY Subsidiaries have not been notified of, nor are they aware of, any third-party having used or currently using any intellectual property belonging to OTAY and each of the OTAY Subsidiaries (or any trademark or similar right that could be confused with any intellectual property owned by OTAY and each of the OTAY Subsidiaries), in a relevant or material manner and for which appropriate measures have not been taken to prevent such use.

(f)       No shareholder, director, employee, consultant, current or former contractor of OTAY and each of the OTAY Subsidiaries or any other person has the right to exploit or receive any right or benefit from the intellectual property owned by OTAY and each of the OTAY Subsidiaries.

(g)       Valid licenses have been granted or assigned to OTAY and each of the OTAY Subsidiaries, as applicable, with respect to the use of third-party software used in the ordinary course of business of OTAY and each of the OTAY Subsidiaries, through (i) individual purchase or legal and valid acquisition by any other form of licenses; or (ii) site licenses purchased or otherwise legally and validly acquired that authorize the use of such licensed software.

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(h)       The intellectual property owned or developed by OTAY and each of the OTAY Subsidiaries has not entered the public domain. OTAY and each of the OTAY Subsidiaries have not failed to take reasonable precautions to maintain the confidentiality of any intellectual property they have determined to share with their customers, suppliers, or other third parties.

12.2.21	Relevant Contracts:

(a) Section 12.2.21 of the Disclosure Schedule contains a complete list of all relevant contracts related to OTAY and each of the OTAY Subsidiaries, as well as a summary of the main characteristics of the relevant contracts, including (i) the name of the counterparty, (ii) the subject matter of the relevant contract, (iii) the remaining term of the relevant contract and any exclusivity provisions, (iv) the consideration payable, (v) material past due accounts receivable and payable, (vi) the existence, if any, of any cause for default, termination, or rescission under the relevant contract, and (vii) if applicable, the existence or threat of litigation known to them with respect to the relevant contracts.

(b)       The enforceability and enforceability of the relevant contracts shall not be affected in any way by the execution and performance of this Agreement and the closing documents.

(c)       There are no breaches under the relevant agreements. The relevant agreements have been duly executed by the parties thereto, are valid and binding on such parties, are in full force and effect, and confer the rights and obligations stipulated therein, as applicable.

12.2.22	Customers: Section 12.2.22 of the Disclosure Schedule of this Agreement contains a list of all contracts with customers of OTAY and each of the OTAY Subsidiaries, including those in relation to which it is known that they will not be renewed or will be terminated prior to December 31, 2025, which in fiscal year 2024 represented 5% (five percent) or more of the revenues of OTAY and each of the OTAY Subsidiaries, individually, of which they were customers and which said customer has not been recovered.
12.2.23	Insurance: (a) Section 12.2.23 of the Disclosure Schedule contains a list of all insurance policies of any nature held by OTAY and each of the OTAY Subsidiaries to cover risks related to the operation of OTAY and each of the OTAY Subsidiaries, including their assets and properties, real estate and leased real estate, and which are currently in force. Such insurance policies are issued for the amounts, deductibles, risks, and losses that OTAY and each of the OTAY Subsidiaries consider to be reasonably adequate for the ordinary course of OTAY and each of the OTAY Subsidiaries.

(b)       All insurance policies referred to in such section 12.2.23 of the Disclosure Schedule are in force, all premiums thereunder have been paid in accordance with their terms, and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. OTAY and each of the OTAY Subsidiaries are not in default of payment or any other obligation under the aforementioned insurance policies, the breach of which could result in the modification, revocation, or termination of such policies. The activities and operations of OTAY and each of the OTAY Subsidiaries have been conducted in a manner that substantially complies with all applicable provisions of such insurance policies.

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(c)       Except as described in section 12.2.23 of the Disclosure Schedule, to the best of OTAY’s knowledge, there are no actions or proceedings against OTAY and each of the OTAY Subsidiaries or that have been notified (or to the best of OTAY’s knowledge, are pending notification) arising from the insurance policies mentioned in section 12.2.23 of the Disclosure Schedule.

12.2.24	Validity of the Agreement: No authorization from any person that has not been previously obtained is required for the execution or performance of this Agreement. This Agreement is valid and binding on OTAY and each of the OTAY Subsidiaries and is mandatory in accordance with its respective terms. The corporate resolutions adopted by OTAY and each of the OTAY Subsidiaries regarding the authorization to enter into and execute this Agreement have been validly adopted and have not been modified, limited, or revoked in any way.
12.2.25	Intermediaries or Agents: OTAY and each of the OTAY Subsidiaries have not entered into any agreements or arrangements that confer rights in favor of brokers, intermediaries, agents, commission agents, financial advisors, or investment banking institutions, or in favor of any other firm or person that contemplates the payment of fees or commissions for intermediation or agency, or any other type of consideration, fee, or percentage in any way related to the Merger, and in the event that there are any fees or commissions from such intermediaries or agents, they shall be covered in full by OTAY and each of the OTAY Subsidiaries prior to the date hereof.
12.2.26	Anti-Corruption Provisions: OTAY and each of the OTAY Subsidiaries, nor to the knowledge of OTAY, its administrators, officers, and directors, have violated any law relating to anti-corruption practices, provisions to prevent and detect transactions involving funds of illicit origin or terrorist financing, nor have they violated any related civil or criminal provisions. In this regard, they declare that no investigation or proceedings have been initiated against them or the aforementioned persons by any competent authority, nor have they been charged with violating the aforementioned provisions in Mexico or abroad.
12.2.27	Solvency: OTAY and each of the OTAY Subsidiaries (i) are not in any process or proceeding of dissolution, liquidation, or bankruptcy, (ii) have received any summons or notification regarding any proceedings initiated by any creditor tending toward the dissolution, liquidation, or bankruptcy of OTAY and each of the OTAY Subsidiaries, nor (iii) have initiated or are about to initiate any proceedings for their dissolution, liquidation, or bankruptcy.
12.2.28	Accounts Receivable: (a) All collection rights, accounts receivable, promissory notes, credits, and advances receivable of OTAY and each of the OTAY Subsidiaries arose from valid transactions in the ordinary course of business of OTAY and each of the OTAY Subsidiaries, are valid and enforceable obligations in accordance with the terms established with the debtor thereof and represent money owed for services rendered in the ordinary course of business of OTAY and each of the OTAY Subsidiaries.

(b)       To the best of OTAY’s knowledge, OTAY and each of the OTAY Subsidiaries have no reason to expect that such accounts receivable will not be collectible in the ordinary course of business of OTAY and each of the OTAY Subsidiaries and paid by the debtors thereof.

12.2.29	Compliance with Laws: As of this date, OTAY and each of the OTAY Subsidiaries are in compliance with all rules, laws, regulations, orders, decrees, judgments, official letters, circulars, treaties, regulations, rules, official Mexican standards, and any other regulations issued by any governmental authority that are applicable to them in conducting their business and operations, except for those non-compliances that have not resulted, or are not reasonably expected to result, in a Material Adverse Effect.

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12.2.30	Acknowledgment of Absence of Other Representations and Warranties OTAY acknowledges and agrees that, except for the representations contained in this section, neither OTAY nor any of its respective affiliates, representatives, or any other person makes any representation or warranty, express or implied, with respect to OTAY or its respective subsidiaries, or with respect to any other information provided or made available to GAP or any of its affiliates or representatives in connection with the Merger and the other ancillary agreements.

The Merging Company acknowledges and agrees (i) that it is not relying on any representations or warranties of OTAY, its affiliates, representatives, or any other person, except for those representations and warranties specifically and expressly set forth in this section; and (ii) that OTAY and its respective subsidiaries disclaim any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this section.

12.3	Fundamental Representations and Warranties of the PAP Shareholders: The PAP Shareholders represent, warrant, and guarantee to the Merging Company that the following information and representations are true and complete as of the date of execution of this Agreement, and acknowledge that this is the Merging Company’s determining reason for entering into this Agreement.
12.3.1	Existence: They are individuals of Mexican nationality and of legal age.
12.3.2	Capacity: They have full capacity to enter into this Agreement, which is not limited in any way.
12.3.3	Shareholding: The PAP Shareholders are the owners and beneficiaries of the number of shares and/or equity interests representing the capital stock of AMP, CMA, PAP, and Charter described in section 12.3.3 of the Disclosure Schedule, free of any encumbrance or limitation on ownership, and may freely dispose of such shares.
12.3.4	Encumbrances on Shares: Except as described in section 12.3.4 of the Disclosure Schedule, as of the date of signing this Agreement, there are no encumbrances or limitations of any kind on the shares held by the PAP Shareholders. Furthermore, the PAP Shareholders have not entered into any agreement, contract, or covenant that remains in force that prevents or restricts the holding or transfer of the shares, including, but not limited to, any preemptive rights in favor of any other person or entity or restrictions on participation in the capital stock due to the personal status of the direct or indirect purchasers.
12.3.5	Non-Contravention: (a) The execution of this Agreement and the fulfillment of the obligations by the PAP Shareholders hereunder, as well as the effectiveness of the Merger, does not contravene, or result in a violation or breach of: (i) any term or provision of any law applicable to the PAP Shareholders or their respective assets and properties that could result in a Material Adverse Effect; (ii) any term or provision of any agreement to which the PAP Shareholders are a party, which could result in a Material Adverse Effect, or result in the termination, cancellation, or acceleration (whether upon receipt of notice, or by the passage of time, or both) of any right or obligation of the PAP Shareholders; or (iii) any agreement, license, permit, or law restricting the direct or indirect transfer thereof, to which the PAP Shareholders are a party, nor shall they have the effect of creating or imposing any lien on any of the assets of the PAP Shareholders.

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(b)       Likewise, there is no impediment to the execution of this Agreement and there is no preemptive right or equivalent right over the shares held by the PAP Shareholders that has not been waived on the date of execution of this Agreement and that could prevent the Merger from taking effect.

12.3.6	Authorizations: Except for those authorizations, consents, waivers, or exemptions from government authorities and third parties that have been obtained prior to the date of execution of this Agreement, no authorization from any person is required for the execution or performance of this Agreement. This Agreement is valid and binding on the PAP Shareholders, mandatory in accordance with its terms, and the resolutions of the partners and/or shareholders approving the Merger of each of the Merged Companies are valid, binding, and effective as of the date of signing of this Agreement.
12.3.7	Acknowledgment of Absence of Other Representations and Warranties: The PAP Shareholders acknowledge and agree that, except for the representations contained in this section, neither the PAP Shareholders nor any of their respective representatives make any representations or warranties, express or implied, with respect to their respective affiliates, or with respect to any other information provided or made available to the Merging Company or any of its affiliates or representatives in connection with the Merger and in the other ancillary agreements.

The Merging Company acknowledges and agrees (i) that it is not relying on any representations or warranties of the PAP Shareholders or their representatives, except for those representations and warranties specifically and expressly set forth in this section; and (ii) that the PAP Shareholders disclaim any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this section.

12.4	Fundamental Representations and Warranties of the PAL Shareholders: The PAL Shareholders represent, warrant, and guarantee to the Merging Company that the following information and representations are true and complete as of the date of execution of this Agreement, and acknowledge that this is the determining reason for the Merging Company to enter into this Agreement, and that no relevant information has been omitted whose disclosure could reasonably cause the Merging Company not to proceed with the Merger, under the terms and conditions set forth in this Agreement.
12.4.1	Existence: In the case of PAL Shareholders other than the Trustee, each is an individual of Mexican nationality and of legal age, while in the case of Fideicomiso Invex, it is a multiple banking institution legally incorporated under the applicable laws of Mexico and authorized to act as a trustee under the applicable legal provisions.
12.4.2	Capacity: (a) In the case of PAL Shareholders other than the Trustee, they have full capacity to enter into this Agreement, and is not limited in any way.

(b)       The representative of the Invex Trust has and has received sufficient instructions to enable it to enter into this Agreement and has sufficient and necessary powers to enter into this Agreement on its behalf and in its name, which powers have not been revoked or limited to date.

12.4.3	Share Ownership: PAL Shareholders are direct or indirect owners or beneficiaries of the PAL shares, as well as the Shares of CMA and AMP shares as identified in section 12.4.3 of the Disclosure Schedule (the “PAL Shares”), free of any encumbrance or limitation on ownership, and may freely dispose of them.

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12.4.4	Encumbrances on the Shares: Except as provided in the bylaws of AMP, in the AMP Shareholders Agreement and in the CMA Shareholders Agreement, as of the date of execution of this Agreement, there are no encumbrances or limitations of any kind on the PAL Shares. Furthermore, the PAL Shareholders have not entered into any agreement, contract, or covenant that remains in force that prevents or restricts the holding or transfer of the shares, including, but not limited to, any preemptive rights in favor of any other person or entity or restrictions on participation in the capital stock due to the personal status of the direct or indirect purchasers.
12.4.5	No Contravention: (a) The execution of this Agreement and the fulfillment of the obligations by the PAL Shareholders hereunder, as well as the effectiveness of the Merger, does not contravene, or result in a violation or breach of: (i) any term or provision of any law applicable to the PAL Shareholders or their respective assets and properties that could result in a Material Adverse Effect; (ii) any term or provision of any agreement to which the PAL Shareholders are a party, which could result in a Material Adverse Effect, or result in the termination, cancellation, or acceleration (whether upon receipt of notice, or by the passage of time, or both) of any right or obligation of the PAL Shareholders; or (iii) any contract, license, permit, or law restricting the direct or indirect transfer thereof, to which the PAL Shareholders are a party, nor shall they have the effect of creating or imposing any lien on any of the assets of the PAL Shareholders.

(b)       Furthermore, there is no impediment to the execution of this Agreement and there is no preemptive right or equivalent right over the membership interests held by PAL Shareholders that has not been waived on the date of execution of this Agreement and that could prevent the Merger from taking effect.

12.4.6	Authorizations: Except for those authorizations, consents, waivers, or exemptions from government authorities and third parties that have been obtained prior to the date of execution of this Agreement, no authorization from any person is required for the execution or performance of this Agreement. This Agreement is valid and binding on the PAL Shareholders, mandatory in accordance with its terms, and the resolutions of the partners and/or shareholders approving the Merger of each of the Merged Companies are valid, binding, and effective as of the date of signing of this Agreement.
12.4.7	Acknowledgment of Absence of Other Representations and Warranties: PAL Shareholders acknowledge and agree that, except for the representations contained in this section, neither the PAL Shareholders nor any of their representatives make any representation or warranty, express or implied, with respect to their respective affiliates, or with respect to any other information provided or made available to GAP or any of its affiliates or representatives in connection with the Merger and in the other ancillary agreements.

The Merging Company acknowledges and agrees (i) that it is not relying on any representations or warranties of the PAL Shareholders or their representatives, except for those representations and warranties specifically and expressly set forth in this section; and (ii) that the PAL Shareholders disclaim any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this section.

12.5	Representations and Warranties with respect to PAP, PAL, CMA, and CHARTER: Each of PAP, PAL, CMA, and CHARTER, individually and solely with respect only to themselves, represent, warrant, and covenant to the Merging Company that the following information and representations are true and complete as of the date of execution of this Agreement, and acknowledge that this is the Merging Company’s material basis for entering into this Agreement. The representations and warranties contained in this section 12.5 and its subsections refer exclusively to the Merged Companies, PAP, PAL, CMA, and CHARTER, and not to AMP.
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12.5.1	Incorporation and legal existence: That each of PAP, PAL, CMA, and CHARTER is a duly incorporated company, with legally valid existence and in compliance with the laws of the United Mexican States, and have the authorizations and powers to conduct their business as they currently do, and section 12.5.1 of the Disclosure Schedule contains true and complete copies of the deeds that, in turn, contain the current bylaws (including all amendments) of each of the Merged Companies.
12.5.2	Corporate Acts and Records: (a) The unanimous resolutions of shareholders, minutes of shareholders’ meetings, minutes of partners’ meetings, and minutes of meetings of the Board of Directors or the Board of Managers, as applicable, of each of the Merged Companies are true and complete in all material respects as to all events and facts they purport to describe, and reflect in all material respects each and every one of the resolutions that needed to be adopted by the shareholders or partners, as well as by the Board of Directors or the Board of Managers, as applicable, of the Merged Companies with respect to any of the acts and events that the Merged Companies may have carried out in the past; and (b) the shareholder or partner registers, as applicable, of the Merged Companies contain the current records of the shares or partnership interests issued and subscribed, as well as a record of the transfers of such shares or partnership interests, respectively.
12.5.3	Capital Stock: (a) The current capital stock of each of the Merged Companies is represented by shares or membership interests, as applicable, as described in section 12.5.3 of the Disclosure Schedule; (b) such shares or membership interests are the only authorized, issued, or outstanding capital securities and shares or membership interests of each of the Merged Companies, have been duly and validly authorized and issued, are fully subscribed and paid up, and are free of any encumbrance, and there are no subscription rights that would dilute the shareholders or partners of the Merged Companies, such as, without limitation, options, warrants, or subscription agreements with any shareholder, related party, or third-party; and (c) such shares or membership interests were issued in compliance with all formalities required by law and the bylaws of each of the Merged Companies.
12.5.4	Financial Information:

(a) The financial statements of each Merged Company attached to this Agreement in section 12.5.4 of the Disclosure Schedule: (i) reflect in all material respects the financial and accounting position of the Merged Companies as of the date of their issuance; (ii) were prepared in accordance with Mexican NIFs, or applicable accounting standards, as appropriate, applied on a consistent basis; (iii) from the date of the financial statements to the date of execution of this Agreement, no event has occurred that has materially modified or requires a material modification to the financial statements; (iv) the Merged Companies are up to date in their accounting books and records, in accordance with Mexican NIF, applied, or applicable accounting standards, on a consistent basis; (v) the value of the Merged Companies’ assets has been assessed in accordance with Mexican NIF or applicable accounting standards, applied on a consistent basis; (vi) no assets have been recorded in the financial statements, books, or any accounting records of the Merged Companies in a materially incorrect or false manner, and the Merged Companies maintain a single set of accounts;

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(vii) there is no information regarding the assets, liabilities, and operating results of the Merged Companies that is not reflected in the financial statements and that must be reflected in accordance with Mexican NIF or applicable accounting standards; (viii) there are no liabilities related to the Merged Companies that are not reflected in the financial statements; and (ix) there are no obligations with unlimited liability on the part of the Merged Companies or any of their parties.

(b) Section 12.5.4 of the Disclosure Schedule contains a description of the accounting policies of the Merged Companies, and their financial statements reflect the application of those accounting policies in a materially correct, consistent, complete, and truthful manner.

(c) The Merged Companies maintain internal accounting controls in order to (i) minimize any risk of presenting incorrect information in the financial statements; (ii) provide those responsible for preparing the financial statements with all relevant information necessary for the proper preparation of the financial statements in a timely manner; (iii) access to assets is permitted only in accordance with the provisions of the Merged Companies’ bylaws and applicable law; and (iv) all relevant transactions are entered into in accordance with the provisions of the Merged Companies’ bylaws and applicable law and recorded in the appropriate period in accordance with Mexican NIFs or applicable accounting standards, as appropriate.

12.5.5	Balance Sheet: The balance sheet of each of the Merged Companies attached to this Agreement as Annex “1” (i) reflects in all material respects the financial and accounting situation of each Merged Company as of the date of its issuance; (ii) was prepared in accordance with the NIF applied on a consistent basis; and (iii) from the date of the balance sheet to the date of signing this Agreement, no event has occurred that has materially changed or requires a material change to the balance sheet.
12.5.6	Liabilities: Except for the liabilities reflected in the financial statements of the Merged Companies, the Merged Companies have not incurred any financial liabilities, bank loans, or any other liabilities, nor have they granted any guarantees, sureties, or endorsements in favor of third parties or related parties related to the Merged Companies. All liabilities related to the Merged Companies arise from operations carried out in the ordinary course of business of the Merged Companies. There are no liabilities related to the Merged Companies, except for those reflected in section 12.5.6. of the Disclosure Schedule. To the best of their knowledge, there is no basis for imposing any liability or obligation of any nature on the Merged Companies other than those described in section 12.5.6 of the Disclosure Schedule.
12.5.7	Absence of Certain Changes, Events, or Conditions: Except for the events noted in the financial statements of each Merged Company, since January 1, 2025, there has been no occurrence, existence, or conclusion, with respect to or in relation to each Merged Company:

(a)       Any Material Adverse Effect;

(b)       the termination, modification, rescission, or waiver of any rights under any relevant agreement. Attached to this Agreement as part of section 12.5.7 of the Disclosure Schedule is a list containing all relevant agreements entered into by each Merged Company;

(c)       the granting of options, warrants, or any other right to purchase or obtain (upon conversion, exchange, or exercise) rights with respect to each Merged Company;

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(d)       changes in accounting or tax policies, or any relevant changes in cash management or policies and procedures regarding the collection of accounts receivable, creation of reserves or provisions for uncollectible accounts, calculation of accounts receivable, inventory control, prepayment of expenses, payment of accounts receivable, calculation of other expenses, deferral of revenue, and acceptance of customer deposits;

(e)       disposal, transfer, assignment, distribution, lease, or any other disposition of, or encumbrance on, assets and property outside the ordinary course of business;

(f)       transfer, assignment, or granting of any license and permit or sublicense of any right with respect to, or in connection with, each Merged Company.

(g)       granting any real or personal guarantees to secure the obligations of each Merged Company;

(h)       development of a new line of business or abandonment or discontinuation of the current line of business;

(i)       except for the Merger that is the subject of this Agreement, adoption of any plan of merger, consolidation, reorganization, dissolution, liquidation, or filing of a petition for a declaration or voluntary commencement of bankruptcy proceedings under any provision of applicable law, or consenting to or acquiescing in the filing of a petition or commencement of bankruptcy proceedings against it based on applicable law;

(j)       any liability that may have a Material Adverse Effect;

(k)        except for the liabilities recorded in the financial statements forming part of the Representation and Warranty Statement and the balance sheet in Annex “1”, the incurrence of any other liabilities;

(l)       except for those recorded in the financial statements, any loan or credit granted, other than accounts receivable generated in the ordinary course of business of each Merged Company;

(m)       transactions with related parties, except for those transactions recorded in the financial statements and within the ordinary course of business of each Merged Company;

(n)       acquisition, whether by merger or consolidation with, or by the purchase of a substantial portion of the assets or shares of, or in any other manner, of any business, person, or division thereof; or

(o)       except as disclosed in section 12.5.7 of the Disclosure Document, any agreement with any tax authority for the purpose of reaching conclusive agreements on tax matters, or any similar agreement to cancel all or part of tax credits determined for tax omissions, adjustments, fines, and surcharges.

12.5.8	Taxes:

(a)       Except as described in section 12.5.8 of the Disclosure Schedule, the Merged Companies are up to date with all their material tax obligations, whether federal, state, or municipal, in accordance with applicable tax laws (considering all applicable and valid extensions for the filing of tax returns, payment of taxes, or compliance with other tax obligations).

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All material tax returns that the Merged Companies have been required to file have been filed with the relevant tax authorities (taking into account all applicable and valid extensions for such purpose). All material tax returns have been filed with information that is complete, true, and correct in all material respects. With respect to the Merged Companies, all material taxes that have accrued and should have been paid have been paid in a timely and proper manner or have been properly reserved in the financial statements. All material taxes whose accrual and payment have been claimed by the tax authorities have been or will be paid when they become due or there is an accounting entry to provision for such amounts in the financial statements.

(b)       Except as described in section 12.5.8 of the Disclosure Schedule, (i) none of the tax returns (for fiscal years for which the tax authority’s powers have not expired) has been subject to actions and proceedings by any tax authority; (ii) no tax credits, outstanding deficiencies, claims, or any other contingencies or matters have been determined, and no written determinations have been made as a result of any action or proceeding on a tax return filed by a tax authority that remains open and under review; and (iii) there are no extensions or waivers of limitation periods with respect to taxes that remain in effect (except for ordinary extensions to file tax returns).

(c)       There are no liens arising from taxes or any other cause affecting the assets ,properties and other goods of the Merged Companies, except for liens or other encumbrances for (i) taxes not yet due and payable, and (ii) taxes that are being challenged in good faith through the appropriate procedures and for which sufficient reserves have been established.

(d)       All material taxes (with respect to fiscal years in which the tax authorities’ power of review has not expired) that the Merged Companies are required to transfer and withhold in accordance with the law in their capacity as taxpayers and withholding agents, respectively, have been duly transferred, withheld, and duly and timely credited, paid, and remitted to the corresponding tax authority to the extent that they have been owed, and the Merged Companies have the necessary documentation to prove that the taxes they have transferred and withheld have been paid.

(e)       Except as described in section 12.5.8 of the Disclosure Schedule, the Merged Companies have not filed any tax-related claims with tax authorities, including, but not limited to, a confirmation of criteria or a request to pay in installments the tax debts they have incurred.

(f)       There are no contributions not recorded in the financial statements for which the Merging Company may be considered jointly and severally liable, in accordance with the provisions of section IV of article 26 of the Mexican Federal Tax Code.

(g)       The Merged Companies have not made payments to companies that issue or have issued receipts without having the assets, personnel, infrastructure, or material capacity to provide the services or produce, market, or deliver goods related to their corporate purpose in accordance with applicable Mexican law, nor any external supplier that has issued digital tax receipts over the internet to the Merged Companies, are mentioned in the list provided under Article 69-B of the Mexican Federal Tax Code. All transactions carried out by the Merged Companies have been for purposes related to the corporate purpose and business of the Merged Companies. No digital tax receipt issued by, or in favor of, the Merged Companies have been assessed by the tax authorities as falling within the scope of Article 69-B of the Mexican Federal Tax Code, and those receipts support actual, bona fide, and existing transactions.

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(h)       The Merged Companies have not obtained and do not obtain income subject to a preferential tax regime through foreign entities or legal entities in which they participate indirectly or directly, except as described in section 12.5.8 of the Disclosure Schedule, except in the case of entities that are transparent for tax purposes in the jurisdictions in which they were incorporated (including, among others, Canadian limited partnerships and U.S. limited liability companies that have not opted to be classified as corporations for U.S. federal tax purposes).

(i)       The Merged Companies are not required to file any tax returns in any jurisdiction other than Mexico and are not residents for tax purposes in any jurisdiction other than Mexico. For clarity, this statement does not include subsidiaries of the Merged Companies that are tax residents in the United States of America.

(j)       The Merged Companies have complied with all material requirements under the Income Tax Law and its regulations and any other applicable law (with respect to fiscal years in which the tax authorities’ power of review has not expired) in relation to the withholding of taxes from employees, service providers, or any other person, and have remitted all material amounts withheld to the relevant authorities within the prescribed time limits.

(k)       The Merged Companies do not owe any material amount to the tax authorities for expired withholding taxes or for any additional charges that may have been generated as a result of the tax withholdings they made, except for those for which there is still a deadline for payment.

(l)       There are no decrees or provisions issued by any tax authority in any proceeding affecting the Merged Companies that represent a Material Adverse Effect.

(m)       Except as described in section 12.5.8 of the Disclosure Schedule, the government tax authorities have not determined a material tax credit related to the Merged Companies in respect of taxes payable by them (for tax years in which the tax authorities’ power of review has not expired) that has not been duly covered or for which adequate reserves have not been established.

(n)       The agreements to which the Merged Companies are party have resulted and will result in the tax implications or taxable events established therein and for them in accordance with their respective agreed nature and have not been and should not be subject to any recharacterization under applicable tax laws.

(o)       The Merged Companies have not designed, organized, implemented, or administered any agreement or transaction that could be considered a reportable scheme in accordance with the applicable provisions established in the Mexican Federal Tax Code.

(p)       The Merged Companies have complied in all material respects with all the requirements of the tax incentives that, where applicable, they have applied.

(q)        The Merged Companies have not participated in (i) any transaction or series of transactions that do not have a commercial purpose or that may be considered to be in violation of the general rule against tax evasion established in Article 5-A of the Mexican Federal Tax Code, and (ii) any transaction that may be considered a simulated contract pursuant to Article 42-B of the Mexican Federal Tax Code. Likewise, it is noted that, in accordance with Article 5-A of the Mexican Federal Tax Code, the proposed merger is based on an objective and verifiable business reason, with the aim of optimizing the current capital structure and corporate governance, allowing for permanent savings in administrative and compliance costs, as well as a simplification of the corporate structure.

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Notwithstanding any provision to the contrary in this Agreement: (i) none of the Merged Companies makes any representation or warranty with respect to the amount, value, or usefulness of any asset or tax attribute of any of the Merged Companies (including, without limitation, net operating losses or net operating surpluses, tax base, or tax credits), or to the limitations thereof, including, among others, the ability of the Merging Company or any of its affiliates to use such tax assets or attributes after date of the Merger; and (ii) the representations in this section 12.5.8 shall be the only representations of the Merging Parties in this Agreement with respect to tax matters.

(r)        The Merged Companies retain all accounting books and corporate books required by applicable law to support and substantiate any tax or accounting position, filing, or claim made by them with respect to taxes, including, without limitation, any authorized business expenses deducted for tax purposes. The accounting books, systems, and records, accounts, and inventory control of the Merged Companies reflect, in reasonable detail, the operations, assets, and liabilities of the Merged Companies and comply with the requirements established in applicable Laws and accounting principles.

(s)        The tax attributes have been calculated in accordance with the Mexican Income Tax Act and other applicable provisions, and the Merged Companies have the evidence and documentation required to support such tax attributes.

12.5.9	Proceedings: (i) There are no pending actions or proceedings, nor to the best of its knowledge any threatened or imminent actions or proceedings, in relation to the Merged Companies, nor has any summons or notice been received to initiate any action or proceeding; (ii) none of the assets and properties are attached or subject to any action or proceeding or encumbrance; (iii) there are no actions or proceedings, nor to the best of their knowledge any threat of actions or proceedings that could challenge the validity of this Agreement or prevent, delay, invalidate, or interfere with the completion of the transaction. None of the assets and properties are subject to judgments, awards, orders, agreements, or resolutions of any nature from any government authority.
12.5.10	Related party relationships: (a) Section 12.5.10 of the Disclosure Document contains a list of all agreements, contracts, or arrangements of any nature and form with related parties of each of the Merged Companies.

(b)       Except as stated in section 12.5.10 of the Disclosure Schedule, neither the Merged Companies nor their respective related parties have entered into (i) credit or loan agreements related to the Merged Companies; (ii) service agreements of any kind; (iii) lease agreements; or (iv) asset purchase agreements.

12.5.11	Bank Accounts: Section 12.5.11 of the Disclosure Schedule contains a complete list showing the name of each financial institution in which there is, in relation to the Merged Companies, an account, contract, or safe deposit box, the number and nature of each of such accounts, contracts, or safe deposit boxes, and the names of all persons authorized to draw on them, give instructions to them, or access them.
12.5.12	Powers of Attorney: Section 12.5.12 of the Disclosure Schedule contains a list of all general and special powers of attorney in force that the Merged Entities have granted as of the date hereof, and said section 12.5.12 clearly indicates: (i) the date of grant of the power of attorney in question, (ii) the powers granted by virtue of the aforementioned power of attorney, and (iii) the details of the registration of the power of attorney in question in public commercial register.

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12.5.13	Labor: (a) As of the date of execution of this Agreement, the Merged Companies are in compliance with all their labor and social security obligations and have not caused any violation of the applicable laws in this area.

(b)       Section 12.5.13 of the Disclosure Schedule contains a list of all monthly payroll expenses for each of the Merged Companies, including details of the number of employees.

(c)       The Merged Companies have complied with their applicable obligations relating to Social Security, the National Workers’ Housing Fund Institute, the Retirement Savings System, and other applicable taxes relating to labor-management relations with respect to each of their employees, and there are no amounts owed and unpaid by the Merged Companies or Subcontractors under any applicable law, including taxes withheld under applicable law with respect to such employees. All contributions, premiums, and employer or employee expenses required by applicable law or contract, agreement, or labor agreement with respect to the employees of the Merged Companies or the Subcontractors, as applicable, have been paid on time, or if not yet due, have been set aside.

12.5.14	Acknowledgment of Absence of Other Representations and Warranties Each Merged Company acknowledges and agrees that, except for the representations contained in this section, neither the Merged Companies nor any of their respective affiliates, representatives, or any other person makes any representation or warranty, express or implied, with respect to their respective subsidiaries, or with respect to any other information provided or made available to the Merging Company or any of its affiliates or representatives in connection with the Merger and the other Side Agreements.

The Merging Company acknowledges and agrees (i) that it is not relying on any representations or warranties of the Merged Parties or their representatives, except for those representations and warranties specifically and expressly set forth in this section; and (ii) that the Merged Companies and their respective subsidiaries disclaim any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this section.

12.6	Fundamental Representations and Warranties of AENA: AENA represents, warrants, and guarantees to the Merging Company that the following information and representations are true and complete as of the date of execution of this Agreement, except in those cases where they establish a different date and acknowledges that this is the Merging Company’s determining reason for entering into this Agreement.
12.6.1	Existence: It is a company incorporated under the laws of Spain.
12.6.2	Capacity: Its representative has all the powers necessary and sufficient to appear at the execution of this Agreement, which powers have not been revoked or limited in any way.
12.6.3	Shareholding: AENA is the owner and beneficiary of 747,800,000 shares of AMP, free of any encumbrance or limitation of ownership, and may freely dispose of the shares.
12.6.4	Encumbrances on Shares: As of the date of signing this Agreement, there are no encumbrances or limitations of any kind on the shares held by the shareholder. Furthermore, AENA has not entered into any agreement, contract, or covenant that remains in force that prevents or restricts the holding or transfer of the shares, including, but not limited to, any preemptive rights in favor of any other person or entity or restrictions on participation in the capital stock due to the personal status of the direct or indirect purchasers.

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12.6.5	No Contravention: (a) The execution of this Agreement and the fulfillment of AENA’s obligations hereunder, as well as the effectiveness of the Merger, does not contravene, or result in a violation or breach of: (i) any term, condition, or provision of the bylaws, articles of incorporation, and resolutions adopted by AENA’s corporate bodies; (ii) any term or provision of any law applicable to AMP or its respective assets and properties that could result in a Material Adverse Effect; (iii) any term or provision of any agreement to which AENA is a party that could result in a Material Adverse Effect, or result in the termination, cancellation, or acceleration (whether upon receipt of notice, or by the passage of time, or both) of any right or obligation of AENA; or (iv) any contract, license, permit, or law restricting the direct or indirect transfer thereof, to which AENA is a party, nor shall they have the effect of creating or imposing any encumbrance on any of AENA’s assets; and (b) there is no impediment to the execution of this Agreement and there is no preemptive right or equivalent right over AENA’s shares that has not been waived on the date hereof and that could prevent the Merger from taking effect.
12.6.6	Corporate Authorizations: AENA’s participation in this Agreement has been approved by all necessary corporate bodies, shareholders, and any other non-governmental person or entity required to give its consent to carry out the Merger.
12.6.7	Third-Party Authorizations: Except for those authorizations, consents, waivers, or exemptions from government authorities and third parties that have been obtained prior to the date hereof, no authorization from any person is required for the execution or performance of this Agreement. This Agreement is valid and binding on AENA, mandatory under its terms.
12.6.8	Acknowledgment of Absence of Other Representations and Warranties. AENA acknowledges and agrees that, except for the representations contained in this section, neither AENA nor its representatives make any representations or warranties, express or implied, with respect to AENA or its respective affiliates, or with respect to any other information provided or made available to the Merging Company or any of its affiliates or representatives in connection with the Merger and the other ancillary agreements.

The Merging Company acknowledges and agrees (i) that it is not relying on any representations or warranties of AENA, except for those representations and warranties specifically and expressly set forth in this section; and (ii) that AENA disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this section.

12.7	Representations and Warranties of the Merging Company: The Merging Company represents, warrants, and covenants to AENA, the PAL Shareholders, and the PAP Shareholders that the following information and representations are true and complete as of this date, and acknowledges that this is the determining reason for the shareholders of the Merged Companies to enter into this Agreement, and that no information has been omitted whose disclosure could reasonably cause Aena, the PAL Shareholders, and the PAP Shareholders not to proceed with the Merger, under the terms and conditions set forth in this Agreement:12.7.1 Capacity: Its representative has sufficient legal capacity and powers to enter into this Agreement.
12.7.1	Capacity: Its representative has sufficient legal capacity and powers to enter into this Agreement.

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12.7.2	Incorporation and legal existence: The Merging Company is a duly incorporated publicly traded corporation, with legally valid existence and in compliance with the laws of the United Mexican States, and has the authorization and powers to conduct its business as it currently does in accordance with what has been included and disclosed in the annual report for the year ended December 31, 2024, filing by the Merging Company with the National Banking and Securities Commission, Form 20-F for the fiscal year ended December 31, 2024, filed by the Merging Company with the Securities and Exchange Commission of the United States of America, and the quarterly reports and material events published by the Merging Company between the publication of its annual report for the fiscal year ended December 31, 2024, and the date hereof (the “Disclosure Documents”), all of which are available on the Merging Company’s website and on the Mexican Stock Exchange’s website.
12.7.3	Corporate Acts and Records: (a) The unanimous resolutions of shareholders, unanimous resolutions of shareholders, minutes of shareholders’ meetings, and minutes of meetings of the Board of Directors of the Merging Company are true and complete as of the date hereof in all respects as to the events and facts they purport to record, and accurately reflect each and every one of the agreements that needed to be adopted by the shareholders and the Board of Directors of the Merging Company with respect to any of the acts and events that the Merging Company may have carried out in the past. (b) The Merging Company’s shareholder register books contain the current records of the shares issued and subscribed, as well as a complete record of the transfers of such shares, and have, in the supporting documents of the Merging Company’s secretary, including, to the extent required, endorsements of titles, tax rulings, proof of tax payments, and other documents required by Article 26, Section XI of the Mexican Federal Tax Code in order to avoid joint and several liability.
12.7.4	Capital Stock: (a) The current capital stock of the Merging Company is composed as indicated in the Disclosure Documents; and (b) said shares were issued in compliance with all formalities required by law and the Merging Company’s bylaws.
12.7.5	Encumbrances on Shares: There are no encumbrances or limitations of any kind on the shares of the Merging Company issued and delivered to Aena, the PAP Shareholders, and the PAL Shareholders in connection with the Merger.
12.7.6	No Contravention: The execution of this Agreement and the fulfillment of the obligations by the Merging Company hereunder, as well as the effectiveness of the Merger, does not contravene, or result in a violation or breach of: (i) any term, condition, or provision of its bylaws, articles of incorporation, and resolutions adopted by its corporate bodies; (ii) any term or provision of any law applicable to the Merging Company or its respective assets and properties that could result in a Material Adverse Effect; (iii) any term or provision of any contract to which the Merging Company is a party that could result in a Material Adverse Effect, or result in the termination, cancellation, or acceleration (whether upon receipt of notice, or by the passage of time, or both) of any right or obligation of the Merging Company; or (iv) any contract, license, permit, or law restricting the direct or indirect transfer thereof, to which the Merging Company is a party, nor shall they have the effect of creating or imposing any lien on any of the assets of the Merging Company. There is no impediment to the execution of this Agreement.
12.7.7	Corporate Authorizations: The Merging Company’s participation in this Agreement has been approved by all necessary corporate bodies of the Merging Company and the extraordinary general meeting of shareholders of the Merging Company, and any other non-governmental person or entity required to give its consent for the validity of the Merger, unless its failure to do so does not result in a Material Adverse Effect.

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12.7.8	Government Authorizations: (i) The obligations imposed and the actions necessary to maintain in force the licenses, permits, or any other type of authorizations necessary for the provision of services have been complied with and exercised, as the Merging Company has been doing in the ordinary course of its business and in accordance with its corporate purpose; (ii) all licenses, permits, or government authorizations for the rendering of the services that it predominantly renders as of the date hereof were granted to the Merging Company in accordance with applicable laws as set forth in the Disclosure Documents; (iii) all authorizations and permits for the rendering of the services that it predominantly renders as of the date hereof are in force and are owned by the Merging Company; and (iv) there is no notice of any lien or proceeding of any kind to cancel, modify, or condition the permits, licenses, or authorizations issued by any government entity in favor of the Merging Company in accordance with the Disclosure Documents.
12.7.9	Financial Information: Except as disclosed in the Disclosure Documents, there is no material information regarding the financial statements, accounting books, accounting policies, and internal accounting controls of the Merging Company.
12.7.10	Balance Sheet: The balance sheet of the Merging Company attached hereto as Annex “1” (i) reflects a true, complete, and accurate picture of the financial and accounting situation of the Merging Company as of the date of its issuance; (ii) was prepared in accordance with International Financial Reporting Standards (IFRS) applied on a consistent basis; and (iii) from the date of the balance sheet to the date hereof, no material change has occurred that has modified or requires modification of the balance sheet in any way.
12.7.11	Liabilities: Except as disclosed in the Disclosure Documents, there is no material information regarding the liabilities of the Merging Company.
12.7.12	Absence of Certain Changes, Events, or Conditions: Except as disclosed in the Disclosure Documents, no Material Adverse Effect has occurred, existed, or been entered into with respect to or in connection with the Merging Company.
12.7.13	Taxes: Except as disclosed in the Disclosure Documents, there is no material information regarding the Merging Company’s tax obligations.
12.7.14	Proceedings: Except as disclosed in the Disclosure Documents, there is no material information regarding any pending or threatened action or proceeding, or any imminent action or proceeding, relating to the Merging Company.
12.7.15	Relationships with Related Parties: Except as disclosed in the Disclosure Documents, there is no material information regarding agreements, contracts, or arrangements of any nature or form with related parties of the Merging Company.
12.7.16	Labor: Except as disclosed in the Disclosure Documents, there is no material information regarding the Merging Company’s labor obligations, employment contracts, payroll, and labor procedures that could reasonably cause a Material Adverse Effect.
12.7.17	Real Estate and Leases: Except as disclosed in the Disclosure Documents, there is no material information regarding the Merging Company’s real estate holdings, leases, subleases, easements, and usage agreements.

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12.7.18	Systems: Except as disclosed in the Disclosure Documents, there is no material information regarding the operating, financial, accounting, or any other systems by virtue of which the Merging Company conducts and operates its business.
12.7.19	Assets: Except as disclosed in the Disclosure Documents, there is no material information regarding the assets and properties of the Merging Company.
12.7.20	Material Contracts: Except as disclosed in the Disclosure Documents, there is no material information regarding the Merging Company’s material contracts.
12.7.21	Insurance: Except as disclosed in the Disclosure Documents, there is no material information regarding the Merging Company’s insurance policies of any kind.
12.7.22	Validity of the Agreement and Closing Documentation: No authorization from any person is required for the execution or performance of this Agreement or any other closing document. The Agreement and the closing documents are valid and binding between the respective parties and are enforceable in accordance with their respective terms. The corporate resolutions adopted by the Merging Company regarding the authorization to enter into and execute this Agreement and the closing documents, as applicable, have been validly adopted and have not been modified, limited, or revoked in any way.
12.7.23	Anti-Corruption Provisions: The Merging Company, as well as its administrators, officers, and directors, have not violated any laws relating to anti-corruption practices, provisions to prevent and detect transactions involving funds of illicit origin or terrorist financing, nor have they violated any related civil or criminal provisions. In this regard, they declare that no investigation or proceedings have been initiated against them or the aforementioned persons by any competent authority, nor have they been charged with violating the aforementioned provisions in Mexico or abroad.
12.7.24	Third-Party Authorizations: Except for those authorizations, consents, waivers, or exemptions from government authorities, third parties, and the corporate bodies of the Merging Company that have been obtained prior to the date hereof, no authorization from any person is required for the execution or performance of this Agreement. This Agreement is valid and binding on the shareholders of the Merging Company and is binding in accordance with its terms. The corporate resolutions adopted by the Merging Company regarding the authorization to enter into and execute this Agreement and the closing documents, as applicable, have been validly adopted and have not been modified, limited, or revoked in any way.
12.7.25	Material Adverse Effect: Except as disclosed in the Disclosure Documents, there is no material information regarding any event, fact, circumstance, change, effect, occurrence, or event of the Merging Company that, considered as a whole, has had or may constitute a Material Adverse Effect.
12.7.26	Solvency: The Merging Company is not (i) in any process or assumption of dissolution, liquidation, or bankruptcy, (ii) has not received any summons or notification regarding any proceedings initiated by any creditor tending toward the dissolution, liquidation, or bankruptcy of the Merging Company, nor (iii) has initiated or is about to initiate any proceedings for its dissolution, liquidation, or bankruptcy.

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12.7.27	Accounts Receivable: Except as disclosed in the Disclosure Documents, there is no material information regarding the Merging Company’s accounts receivable.
12.7.28	Compliance with Laws: Except as disclosed in the Disclosure Documents, the Merging Company is in material compliance with the rules, laws, regulations, orders, decrees, judgments, official letters, circulars, treaties, regulations, rules, official Mexican standards, and any other regulations issued by any governmental authority that are applicable to the Merging Company in conducting its business and operations, except for those non-compliances that have not resulted in, or reasonably are not expected to result in, a Material Adverse Effect.
12.7.29	Acknowledgment of Absence of Other Representations and Warranties. The Merging Company acknowledges and agrees that (i) none of the statements, representations, and declarations made by the Merging Company in this Agreement and its Annexes contain false, inaccurate, or incorrect information or omit any facts relevant to making them correct; and (ii) except for the representations contained in this section, neither GAP nor any of its respective affiliates, representatives, or any other person makes any representation or warranty, express or implied, with respect to GAP or its respective affiliates, or with respect to any other information provided or made available to the Merging Parties or any of their affiliates or representatives in connection with the Merger and the other ancillary agreements.

The Merged Companies acknowledge and agree (i) that they are not relying on any representations or warranties of the Merging Company, its affiliates, representatives, or any other person, except for those representations and warranties specifically and expressly set forth in this section; and (ii) that the Merged Companies and their respective affiliates disclaim any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this section.

Except for the representations expressly contained in this Agreement and its respective annexes, the Merging Company has no knowledge of, and does not assume any knowledge of, any fact or act, independent of any prior due diligence efforts and/or interactions with the other parties thereto. For purposes of this section, Disclosure Document means the public information available on the Merging Company on the corresponding date through the stock exchanges where its shares are traded.

THIRTEENTH Deliverables. The Merged Companies and their shareholders, as applicable, deliver to the Merging Company the following:

I.	Where applicable, the share certificates and/or participation certificates representing the entire capital stock of the Merged Companies, free of any encumbrance or limitation of any kind, duly canceled.
II.	The minutes books of shareholders’ meetings, board of directors’ meetings, capital variations, and share registry, from their incorporation until the date hereof, of each of the Merged Companies, in the latter case containing the corresponding entry, duly signed and certified by the secretary of the board of directors of each of the Merged Companies and their subsidiaries, if any, stating that the company merged as a merged company and that it is extinguished, with the Merging Company.
III.	All public deeds executed by the Merged Companies over the last ten (10) years.
IV.	The records and books that must be kept in accordance with commercial, accounting, and tax laws, provisions, regulations, and principles, including, without limitation, the journal, ledger, inventory and balance sheet, and working papers for the last five (5) years.

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V.	The information, documents, invoices, working papers, records, acknowledgments, and tax returns related to the fulfillment of the obligations of the Merged Companies for the last five (5) years.

FOURTEENTH. Additional Obligations:

I.	Additional Acts. The Parties to this Agreement shall perform, and cause to be performed and delivered, all additional acts, transfers, instruments, and documents, and undertake to take and cause to be taken all additional measures that are reasonably necessary or convenient to consummate and give full effect, validity, and effectiveness to the Merger, the provisions of this Agreement and the documents to be delivered hereunder, including without limitation: (i) the timely preparation, execution, filing, delivery, and compliance with all documents, notices, notifications, applications, declarations, delivery of information, and other documents, instruments, and updates thereof to the Parties to this Agreement, third parties, and government authorities in Mexico and abroad; (ii) taking all actions that are reasonably necessary or convenient to give effect to the provisions and purposes of this Agreement and its annexes; (iii) causing the fulfillment, at the earliest possible date, of all conditions of their respective obligations to consummate the agreements contemplated in this Agreement and consummate the Merger (which, for the avoidance of doubt, shall not require the other Parties to waive such conditions); and (iv) take all other actions that are necessary or convenient to obtain the required permits and other authorizations, approvals, concessions, waivers, exemptions, and consents from third parties and government authorities in Mexico and abroad. Each Party undertakes to notify the other Parties in writing, as soon as possible, of any event or condition that could cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect, as well as of any breach by any of the Parties of its obligations under this Agreement, it being understood that the delivery of such notification shall not modify the representations and warranties or liability or obligations contained in this Agreement nor shall it be considered a waiver by the Parties of any indemnification or remedy to which they may be entitled under this Agreement or applicable law.
II.	Tax Matters. Without limiting the generality of subsection I above, at the request of the Merging Company, the shareholders of the Merged Companies shall provide the Merging Company with the information, records, and documents related to taxes or the potential liability of the Merged Companies for taxes that the Merging Company reasonably requests for the tax periods not subject to the statute of limitations or part thereof that end before or on the date hereof. The shareholders of the Merged Companies shall retain such information, records, and documents for up to ninety (90) days following the expiration of the applicable statute of limitations.

The parties agree that the Merging Company shall not, and shall not permit its affiliates, without the prior written consent of the shareholders of the Merged Companies, (i) amend any tax return of any Merged Company or any entity that is directly or indirectly wholly or partially owned by any Merged Company (including, without limitation, OTAY and each of the OTAY Subsidiaries, Charter CBX Holdings LP, LCA US Holdings Corp., and Palaereo, Inc.) during the fiscal year or portion thereof ending on or prior to the date hereof, (ii) enter into any voluntary disclosure agreement or initiate any discussions or audits with any tax authority in connection with the taxes of any Merged Company or subsidiary for any fiscal year or portion thereof ending on or prior to the date hereof,

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(iii) file any tax return of any Merged Company or subsidiary in any jurisdiction if the Merged Entity or subsidiary did not file a comparable tax return that included similar tax items in such jurisdictions in the immediately preceding fiscal period, or (iv) take or refrain from take any other action, in each case, if any of the foregoing situations could give rise to any liability of any Merged Company or subsidiary for periods ending on or prior to the date hereof, or could result in the direct or indirect shareholders of the Merged Companies being liable for any amount to any tax authority or under this Agreement.

The Merging Company and its subsidiaries shall not cause or permit, directly or indirectly, Charter CBX Holdings LP or any of its subsidiaries to be dissolved, liquidated, closed, terminated, suspended, merged, or changed in legal form within two (2) years following the date hereof. The Merging Company and its affiliates shall take all necessary measures to prevent any dissolution, liquidation, closure, termination, discontinuation, merger, or change in the legal form of Charter CBX Holdings LP or any other company or trust owned by PAL during such period. Furthermore, the Merging Company and its affiliates shall not cause or permit, directly or indirectly, Charter CBX Holdings LP or any partnership or trust owned by PAL to file an election on U.S. tax authority Form 8832 (IRS Form 8832) or take any other action, or fail to take any action, that would cause Charter CBX Holdings LP or such companies or trusts to be classified as a partnership or entity not treated as such with effect for the two years following the date hereof, and shall take all necessary steps to prevent such filing, action, or inaction.

The parties agree that the filing of the final tax returns for the Merged Companies shall be the responsibility of the parties, and the shareholders of the Merged Companies shall participate in their preparation, content, and filing with the competent tax authorities, with the understanding that the shareholders of the relevant Merged Company shall allow the Merging Company to prepare or review and provide reasonable comments on such returns prior to their filing, provided that such comments are delivered in a timely manner and do not interfere with the applicable legal deadlines. Notwithstanding the foregoing, the shareholders of the Merged Companies shall have the final say on the content of such returns, unless they are necessary to comply with current tax legislation or to avoid significant contingencies.

III.	Lock-up period. During the period between the date in which the Merger is approved by the extraordinary general shareholder meeting of the Merging Company, and the date that occurs 365 (three hundred and sixty-five) calendar days from said approval date (the “Restricted Period”), AENA, the PAP Shareholders, and the PAL Shareholders may not offer, sell, agree to sell, or otherwise dispose of or transfer, or publicly disclose their intention to offer, sell, encumber, or dispose of, or enter into any transaction, swap, hedge, or similar transaction with respect to the 187,160,631 shares issued by the Merging Company and delivered to AENA, the PAP Shareholders, and PAL Shareholders, pursuant to the Merger, or any other agreement with respect to such shares, any security of the Merging Company that is similar to the shares issued by the Merging Company, including, without limitation, any security that is convertible into, or exchangeable for, or that represents the right to receive shares issued by the Merging Company or any other similar security of the Merging Company, without the express prior written consent of the Merging Company, except for two portions each equivalent to 25% (twenty-five percent) of such shares, which may be disposed of during the Restricted Period.

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The first portion of 25% (twenty-five percent) of shares may be offered for sale and/or disposed of after a period of 90 (ninety) calendar days within the Restricted Period, and the second portion of 25% (twenty-five percent) of the shares may be offered for sale and/or disposed of once a period of 180 (one hundred and eighty) calendar days has elapsed within the Restricted Period. Any offer for sale and/or disposal of the shares issued by the Merging Company must be made through subsequent registered public offerings or sales of registered blocks in Mexico or the United States of America that comply with current securities regulations in coordination with GAP as the issuer. The Parties acknowledge and agree that the foregoing modifies, supersedes, and renders null and void any other preparatory agreement or term sheet, or transitional agreement, to this Agreement, which the Parties have previously entered into, relating to the restriction on offering, selling, committing to sell or otherwise disposing of or transferring, or publicly disclosing their intention to offer, sell, encumber or dispose of, or to enter into any transaction, swap, hedge or similar transactions with respect to the aforementioned shares, issued by the Merging Company and delivered to AENA, the PAP Shareholders, and the PAL Shareholders, pursuant to the Merger, so that in the event of any inconsistency between the aforementioned preparatory or transitional agreements and this Merger Agreement, the provisions of this section of this Agreement shall prevail.

FIFTEENTH. Indemnification:

15.1	Obligation to Indemnify:

(a)       AENA undertakes, during the periods provided for in this Agreement and in accordance with the limits and other provisions contained in this section, to hold harmless and indemnify the Merging Company and its respective directors, officers, employees, and agents (the “Indemnified Persons of the Merging Company”) from and against any loss by such persons arising out of or resulting from (without duplication) any breach of the obligations assumed in this Agreement for which they are responsible and any breach or lack of truthfulness or accuracy of the statements contained in sections 12.1 and 12.6 and all their subsections of section twelve, as modified or limited, where applicable, by the provisions of the Disclosure Schedule of this Agreement, during the periods provided for in and in accordance with the limits and other provisions contained in this Agreement.

(b)       The PAP Shareholders jointly and severally undertake (only among said PAP Shareholders, but not with respect to other shareholders of the Merged Companies), during the periods set forth in this Agreement and in accordance with the limits and other provisions contained in this section, to hold harmless and indemnify the Indemnified Persons of the Merging Company from and against any loss by such persons arising out of or resulting from (without duplication) any breach of the obligations assumed in this Agreement for which they are responsible and any breach or lack of truthfulness or accuracy of the statements contained in paragraphs 12.1, 12.2, 12.3, and 12.5 (except for the representations and warrants that correspond to PAL) and all their subparagraphs of section twelve, regardless of the entity that granted them, as modified or limited, where applicable, by the provisions of the Disclosure Schedule of this Agreement, during the periods provided for in and in accordance with the limits and other provisions contained in this Agreement.

(c)       The PAL Shareholders jointly and severally undertake (only among said PAL Shareholders, but not with respect to other shareholders of the Merged Companies), during the periods provided for in this Agreement and in accordance with the limits and other provisions contained in this section, to hold harmless and indemnify the Indemnified Persons of the Merging Company from and against any loss by such persons arising out of or resulting from (without duplication) any breach of the obligations undertaken in this Agreement for which they are responsible;

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any breach or lack of truthfulness or accuracy of the representations contained in paragraphs 12.1, 12.2, 12.4, and 12.5 (except for the representations and warrants that correspond to PAP and Charter) and all their subparagraphs of section twelve, regardless of who made them, as modified or limited, where applicable, by the provisions of the Disclosure Schedule of this Agreement, during the periods provided for in and in accordance with the limits and other provisions contained in this Agreement.

(d)       The Merging Company, as successor in interest of all the estate of the Merged Companies, starting as of the date hereof, is hereby expressly obliged to respond without limit, before any of the members, secretary, assistant secretary of the Board of Directors, auditors, employees, advisors, or attorneys -in-fact, of the Merged Companies in connection with any claim or liability in which they may incur for whatever cause, and, to the extent applicable, the Merging Company shall reimburse a each of them, any and all amounts paid by them in connection therewith, including attorney fees and other expenses.

(e)       The Merging Company undertakes to hold harmless and indemnify each of AENA, the PAP Shareholders, and the PAL Shareholders, as well as their respective directors, officers, employees, and agents (the “Indemnified Persons of the Shareholders of the Merged Companies”) from and against any loss by such persons arising directly from (without duplication) any breach of the obligations assumed in this Agreement for which it is responsible and any breach or lack of truthfulness or accuracy of the statements contained in section 12.7 and all its subsections of section twelve, as modified or limited, if applicable, by the provisions of the Disclosure Documents of this Agreement, during the periods set forth in and in accordance with the limits and other provisions contained in this Agreement.

(f)       For purposes of this section fifteen, any qualification related to materiality, “Material Adverse Effect” or a derivative thereof except (A) with respect to the representations made in sections 12.1.11, 12.5.8, 12.2.10, 12.7.12 (“Absence of Certain Changes, Events or Conditions”), and (B) the word “Material” in the defined term “Material Agreement”) shall be disregarded for purposes of calculating the amount of losses with respect to the breach in question).

15.2	Temporality of Indemnification Obligation: The indemnification obligations of the Parties under this Section shall only be effective during the following periods:
(a)	The Fundamental Representations and Warranties of the Merging Company contained in Section 12.7 of section twelve shall remain in effect and survive for a period equal to the effective limitation period for the obligation or matter to which such representations refer, as applicable under applicable law, plus 90 calendar days;
(b)	The Fundamental Representations and Warranties of the PAP Shareholders, the PAL Shareholders, and AENA, respectively and as applicable, contained in sections 12.3, 12.4, and 12.6 of section twelve, shall remain in force and survive for a period equivalent to the effective limitation period for the obligation or matter to which such representations refer, as applicable in accordance with applicable law; and
(c)	All other representations and warranties contained in section twelve shall, as well as any default of the obligations assumed under this Agreement that are not related to representation and warranties contained in Section 12 shall remain in force and survive for a period of 12 (twelve) months from the date hereof.

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15.3	Limits on Liability: Subject to the provisions of this Agreement, the indemnification obligation of each Party under this section shall be subject to the following:
(a)	The Indemnified Persons of the Shareholders of the Merged Companies and the Indemnified Persons of the Merging Company shall only be entitled to indemnification under this section for damages whose individual value (including multiple claims arising from substantially the same facts, events, and circumstances) exceeds the equivalent in Mexican pesos of USD$1,000,000.00 (one million dollars 00/100) legal tender of the United States of America) (the “Minimum Indemnification Amount”), in which case the indemnifying party shall be liable to indemnify only for those damages in excess of the Minimum Indemnification Amount.
(b)	Each of the Indemnified Persons of the Shareholders of the Merged Companies, on the one hand, and the Indemnified Persons of the Merging Company, on the other, shall only be entitled to receive the indemnification provided under this section when the aggregate amount of all damages (the individual amount of which exceeds the Minimum Indemnification Amount) exceeds the equivalent in Mexican pesos of USD$3,000,000.00 (three million dollars 00/100 legal tender of the United States of America (the “Deductible”)). The foregoing is understood to mean that the Deductible shall be calculated taking into consideration all indemnities claimed by the Indemnified Persons of the Merging Company or by the Indemnified Persons of the Shareholders of the Merged Companies, as applicable. Upon completion of the Deductible, compensation shall be paid only for the amount of damages actually incurred in excess of the Deductible and up to the Maximum Amount of Compensation corresponding to each party in accordance with the provisions of subsection (c) below.
(c)	Subject to the provisions of subsection (b) above, each of the Merging Company, on the one hand, and together with AENA, the PAP Shareholders, and the PAL Shareholders, jointly, on the other , shall only be liable for damages, in aggregate, up to a maximum aggregate sum equivalent to USD$140,000,000.00 (one hundred and forty million dollars 00/100 legal tender of the United States of America (the “Maximum Indemnity Amount”)). The foregoing is on the understanding that each of AENA, the PAP Shareholders, and the PAL Shareholders shall be individually liable exclusively and pursuant to and the amounts corresponding to each of them, individually, either to AENA or the individuals who comprise the PAP Shareholders and the PAL Shareholders, considering, for purposes of calculating their liability, their direct and indirect shareholding in the Merged Companies, respectively, as established in subsection B.(c) of Annex “2” to this Agreement. Such obligation, which shall represent the maximum amount to which each of AENA, and the individuals who comprise the PAP Shareholders, and the PAL Shareholders, as indemnifying parties under the terms of this section will be obliged to pay as indemnity.
(d)	The indemnifying party shall have no obligation to indemnify the other party (i) for the amount of the claim under this section, in respect of which the indemnified party has actually received payment from an insurer or any other person in connection with such claim pursuant to any indemnity or indemnity agreement with any third-party or any insurance policy (it being understood that the claim shall remain in respect of any unpaid excess), (ii) if the damages actually incurred are caused by situations, events, acts, omissions, or circumstances occurring after the date hereof, provided that they are not the result of falsehood, inaccuracy, or omission in the statements of the indemnifying party or in respect of which it has undertaken to indemnify, or of a breach of its obligations or in respect of which it has undertaken to indemnify in accordance with this Agreement, nor have they been caused directly or indirectly by the indemnifying party;

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(iii) if the damages actually incurred are incurred or exist as a result of an act or omission of the indemnified party, or as a result of the adoption of a position in a tax return of a Merged Company filed after the date of the Merger that is inconsistent with the position adopted in a tax return filed on or before the date of the Merger; (iv) if the claim under this section is not notified within the time period described in this Agreement, or (v) for those amounts derived from any tax contingency that have been expressly stated in the financial statements of the corresponding party.

(e)	In the event that any indemnifying party has made payment of a claim under this section and the indemnified party subsequently receives payment of any amount from any third-party for the event that was the subject of such claim, whether through the application of insurance or for any other reason, the indemnified party concerned shall reimburse such amount to the indemnifying party.
(f)	Notwithstanding any provision to the contrary in this Agreement, each of the PAP Shareholders, the PAL Shareholders, and AENA undertake to indemnify the Merging Company for any damage or loss suffered by the Merging Company arising from or related to the exercise of verification powers by the Mexican tax authorities and/or tax credits initiated against and/or determined to be payable by AMP from the fiscal year ending December 31, 2021, until the date of cancellation of the Federal Taxpayers Registry of said entity The foregoing, on the understanding that: (i) the maximum liability of each of AENA, the PAP Shareholders, and the PAL Shareholders, under this section 15.3(f) shall be subject to the individual cap that corresponds to each of them as provided in section 15.3(c); and (ii) each of AENA, the PAP Shareholders, and the PAL Shareholders shall be liable exclusively in the percentages and amounts corresponding to each of them, individually, either to AENA, or the individuals that comprise the PAP Shareholders and the PAL Shareholders, considering, for purposes of calculating their liability, their direct and indirect shareholding in the Merged Companies as provided in subsection B.(c) of Annex “2” to this Agreement. Such obligation shall represent the maximum amount each of AENA, the PAP Shareholders, and the PAL Shareholders, as indemnifying parties under the terms of this section, shall be obliged to pay as indemnity.
(g)	Exclusive Remedy; Exceptions. (a) Subject to the provisions below, the Parties acknowledge and agree that this section shall be the sole and exclusive remedy of the beneficiaries of indemnification under this Agreement (“Indemnification Beneficiary”) with respect to any claim for losses for which indemnification is granted hereunder and (b) Notwithstanding anything to the contrary in this Agreement, nothing herein shall limit the rights or remedies of any person under this Agreement in connection with fraud.
(h)	Tax Benefits. The amount of losses that an indemnifying party is or may be required to pay to any indemnified party under this section 15 shall be reduced by any tax benefits obtained by such indemnified party or its affiliates as a result of such losses. If an indemnified party has received payment required by section 15 of this Agreement from the indemnifying party in connection with any loss and subsequently obtains (or any of its affiliates subsequently obtains) any tax benefit in connection with such losses, such indemnified party shall promptly reimburse, or cause to reimburse, to the indemnifying party a sum equal to the amount of such tax benefit actually obtained. For the purposes of this paragraph, an indemnified party shall be deemed to have obtained a tax benefit in with respect of a loss in a fiscal year if, and to the extent that, (A) the indemnified party or any of its affiliates receives a refund or credit, for taxes paid that would not have been received, but for the tax losses or deductions attributable to such loss (considering such tax losses or deductions as the last item claimed for any tax period),

Merger Agreement Grupo Aeroportuario del Pacífico, S.A.B. de C.V., Page 53 or (B) the aggregate tax liability of the indemnified party or any of its affiliates for such fiscal year, calculated excluding the relevant tax losses or deductions attributable to such loss, exceeds the actual tax liability of the indemnified party or any of its affiliates for such fiscal year, calculated taking into account the relevant tax losses or deductions attributable to such loss (considering such tax losses or deductions as the last item claimed for any fiscal year).

(i)	To the maximum extent permitted by applicable Mexican law, any payment made under this section 15 shall be considered by the parties, for all tax purposes, as an adjustment to the merger consideration.
15.4	Submission of claims:
(a)	All claims must be submitted within the respective time period specified in this Agreement and must describe the basis on which the claim is being made in accordance with the following procedure:
(b)	Claims Proceedings. (a) All claims for indemnification must be made in accordance with the procedures set forth in this section.

(c)	Each Party shall, on its own behalf or on behalf of any other Person entitled to file a claim for indemnification (a “Claim”) under this section, notify the other Party in writing of such Claim (a “Claim Notice”), which shall include a reasonably detailed description of: (i) the basis and nature of such Claim, including the facts supporting it; and (ii) the estimated amount of damages actually incurred by the Indemnified Parties in connection with such Claim; provided, however, that such Notice of Claim shall only specify the information known to the claiming party on the date of such notice, and shall not limit or prejudice the rights or remedies of any Indemnified Beneficiary of the Indemnifying Beneficiary due to limitations in the information included, including those made in good faith to preserve attorney-client privilege, professional secrecy, or any other privilege. Any Notice of Claim shall be delivered by the Indemnified Party to the other Party: (A) in the case of a Claim relating to Legal Proceedings initiated by a third-party (other than the Indemnified Party or its Indemnified Parties) against such Indemnified Party (a “Third-Party Claim”), in a reasonably timely manner, but no later than 3 (three) business days after receiving notice of such action; and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), in a reasonably timely manner after the Indemnified Party determines that it intends to seek indemnification for such Direct Claim; provided, however, that failure to give such timely notice shall not relieve the other Party of its indemnification obligations hereunder, except to the extent that such failure materially and adversely affects the other Party. The Parties shall cooperate in good faith to resolve any Direct Claim for a period of ninety (90) days prior to initiating any Legal Proceedings related to such Claim.

(d)	With respect to any Third-Party Claim, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after delivery of the Notice of Claim, to assume control of the defense of such Third-Party Claim at its own expense, with counsel of its choice that is reasonably acceptable to the Indemnified Party, and the Indemnified Party or the applicable Beneficiary shall cooperate in good faith in such defense; provided, however, that the Indemnifying Party shall not be entitled to control the defense of any Third-Party Claim that: (i) seeks injunctive relief or other equitable relief, or involves criminal charges against the Indemnified Party; or (ii) seeks monetary damages in an amount (considering all Third-Party Claims) that reasonably exceeds any liability limit of the Indemnifying Party under this Agreement. The Party not controlling such defense shall be entitled, at its own expense, to participate in the defense with counsel of its choice; provided, however, that if the Indemnifying Party controls such defense and, in the reasonable opinion of the Indemnified Party’s counsel:

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(A) there are legal defenses available to the Indemnified Party that are distinct from or additional to those of the Indemnifying Party; or (B) there is a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be responsible for the reasonable fees and expenses of independent counsel (including their advance) for the Indemnified Party in each jurisdiction where the Indemnified Party reasonably determines that legal representation is required. If the Indemnifying Party fails to elect to control the defense (including by failing to promptly notify the Indemnified Party in writing pursuant to this section), or fails to diligently pursue it, the Indemnified Party may assume control of the defense with counsel of its choice, and the Indemnifying Party shall be responsible for the legal fees and expenses (including their advance payment) of the Indemnified Party in each jurisdiction where representation is required. Both the Indemnified Party and the Indemnifying Party shall cooperate reasonably in the defense and settlement of any Third-Party Claim, including the preservation and delivery of relevant records and information, and the availability of employees to provide additional information. The Party controlling the defense shall keep the other Party reasonably informed of the status of the Legal Proceedings and shall consider in good faith any recommendations made by the other Party.

(e)	Notwithstanding anything to the contrary in this Agreement: (i) the Indemnifying Party shall not settle any Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed, unless such settlement: (A) includes a full and unconditional release of all Indemnification Beneficiaries of the Indemnification Recipient from all related Liability or obligations; (B) does not impose any Liability or obligation (including equitable remedies) on the Indemnification Beneficiary’s Beneficiaries; and (C) does not involve an admission of fault or wrongdoing by any Indemnification Beneficiary. (ii) The Indemnified Party shall not settle any Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

15.5	Form of Payment: (a) Indemnification payments to be made by the parties under this section shall be made no later than 15 (fifteen) business days after the date on which the relevant Indemnification proceeding is concluded.

(b)       All payments required to be made under this section shall be made in cash and in immediately available funds.

(c)       All payments required to be made under this section shall be made by electronic transfer of immediately available funds to the bank account notified by the relevant party no less than 2 (two) business days prior to the relevant payment date.

15.6	Remediation in Case of Eviction: In addition to the other remedies provided for in this Agreement, the Shareholders of the Merged Companies expressly undertake to the Merging Company to remedy any eviction with respect to the shares of the Merged Companies of which they were shareholders and with respect to the shares of the Merging Company held by the Merged Companies on the date of the Merger, it being understood that, in the event of any dispute arising with respect to the rights acquired by the Merging Company by virtue of this Agreement over the shares, due to a claim for indemnification in case of eviction, the Merging Company shall notify the Merged Companies whose shares are the subject of the dispute, and each of said shareholders of the Merged Companies, respectively, undertakes to indemnify the Merging Company with respect to any claim or judgment for eviction, regardless of the other remedies and obligations provided for in this Agreement.
Merger Agreement Grupo Aeroportuario del Pacífico, S.A.B. de C.V., Page 55

PART FOUR
MISCELLANEOUS

SIXTEENTH. Invalidity of Terms Waivers: If any term or provision of this Agreement is invalid, illegal, or unenforceable, all other terms and provisions of this Agreement shall remain in full force and effect.

Any term or provision of this Agreement may be waived or the term for compliance may be extended by the party or parties entitled to the benefit thereof. Any such waiver shall be deemed valid and sufficiently authorized for purposes of this Agreement if, in relation to any party, it is authorized in writing by that party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be deemed a waiver of such provision, nor shall it in any way affect the validity of this Agreement or any part thereof or the right of any party hereunder to be considered a waiver of another or subsequent breach.

SEVENTEENTH. Amendments: This Agreement may not be amended except by a written agreement signed by the parties to this Agreement.

EIGHTEENTH. Notices: All notices and communications to be sent or delivered to the parties to this Agreement, in accordance with the same, shall be made in writing and delivered to the parties with acknowledgment of receipt, at the addresses indicated on their respective signature pages or at any other address that such party indicates in writing by prior notice sent to the other parties to this Agreement.

Notification of Certain Matters. Each party shall immediately notify the other parties of: (a) any notice or other communication from any governmental authority in connection with the Merger; (b) any notice from any person claiming that its consent is or may be required in connection with the Merger; or (c) any legal proceedings commenced or threatened against any of the parties in connection with the Merger.

Public Announcements. Except as expressly contemplated or necessary to implement the provisions of this Agreement, neither party (nor any of its respective affiliates) shall issue any press release or make any public statements or disclosures regarding Merger contemplated by this Agreement without the prior reasonable consent of the other party, except to the extent that such disclosure is required by applicable law or the rules of any stock exchange.

NINETEENTH. Confidentiality. From the signing of this agreement and for a period of five years following such date, each party shall, and shall cause its affiliates and representatives to, maintain the confidentiality of all non-public information belonging to the other party; provided, however, that each party shall not be liable under this provision for any disclosure to the extent that such disclosure is determined by the party required to make the disclosure (with the advice of its attorneys) to be required by any applicable law or order, including the applicable rules of any stock exchange. Notwithstanding the foregoing, such non-public information shall not include information that: (A) becomes available or is made public after the date of execution, except as a result of disclosure by the party seeking to use this exception in breach of this section; or (B) is available through a source other than the party seeking to use this exception or its affiliates or representatives, provided that such source is not known to such party to be subject to a confidentiality agreement or contractual, legal, or fiduciary obligation of confidentiality with respect to such information.

TWENTIETH. In performing the obligations set forth in this Agreement, the Parties, their officers, directors, representatives, employees, and any other third parties contracted or subcontracted by the parties shall comply with the laws and regulations of any jurisdiction applicable to them in relation to corruption and fraud, such that at no time shall they participate in or collaborate in the engagement of any conduct punishable under such laws.

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In particular, the parties guarantee that they will not receive or offer, either directly or indirectly, any unjustified benefit or advantage of any kind, or any improper gift or compensation of any kind to a public authority or official or to a private third party related to any business opportunity covered by this Agreement, and in the event that either party receives any request for an improper payment, it shall immediately inform the other party. Failure to comply with the provisions of this section will result in the contracting body or similar competent body, reporting the facts to the competent antitrust authorities and, where applicable, to the National Anti-Fraud Coordination Service of the Spanish State Administration’s General Intervention Board or to the control and supervisory bodies that are competent in each case, in accordance with the applicable law. If the nature of the facts could constitute a criminal offense, the contracting body or similar competent body shall take the appropriate measures to refer such conduct to the courts and/or the Spanish Public Prosecutor’s Office for due investigation.

TWENTY-ONE. Entire Agreement, Jurisdiction, and Applicable Law: This Agreement constitutes the entire agreement between the parties and represents the will of the shareholders of the Merged Companies, the Merged Companies, and the Merging Company. This Agreement shall be governed by the applicable laws of Mexico. In all matters not expressly provided for herein, this Agreement shall be governed by the provisions of the Mexican General Law on Commercial Companies and, supplementarily, by the provisions of the Mexican Commercial Code and the Mexican Federal Civil Code. For all matters relating to the interpretation, compliance, and enforcement of this Agreement, the Parties expressly submit to the jurisdiction and competence of the competent courts of Mexico City, expressly waiving any other jurisdiction that may correspond to them by reason of their present or future domiciles or for any other reason.

TWENTY-TWO. Copies and Annexes: This Agreement may be signed in one or more copies, which together shall constitute one and the same instrument. The annexes form an integral part of this Agreement as if they had been included therein, and this Agreement shall be interpreted taking into account the content of said annexes. For the purposes of the Agreement: (i) “government authority” means any court, governmental authority, tribunal, commission, regulatory body, stock exchange, whether foreign, federal, state, provincial, local, or any political or other subdivision, department, agency or branch of any of the foregoing; (ii) “law” means any national, federal, state or local law, constitution, treaty, agreement, statute, ordinance, code, rule, regulation or enforceable practice, or other similar requirement enacted, adopted or enforced by any Governmental Body, each as amended and currently in force; (iii) “order” means any judgment, order, mandate, decision, determination, award, resolution, ruling, stipulation, restriction, assessment, or decree of, or issued by, with, or under the supervision of, any Governmental Body; and (iv) “Material Adverse Effect” means, with respect to the applicable party, any state of fact, change, event, circumstance, result, or occurrence that, individually or collectively, has, or is expected to have, a significant adverse impact or effect: on its financial condition or otherwise, on its assets and property considered as a whole or on its results of operations; or on its legal or factual ability to consummate and perfect this Agreement and perform its obligations hereunder.

The parties, having been informed of the validity and legal scope of this Agreement, hereby sign it in Mexico City on 30 of April 2026.

Merger Agreement Grupo Aeroportuario del Pacífico, S.A.B. de C.V., Page 57

Merging Entity

/s/ Raúl Revuelta Musalem

____________________________________________________

Grupo Aeroportuario del Pacifico, S.A.B. de C.V.

By: Raúl Revuelta Musalem

Representative

/s/ Sergio Enrique Flores Ochoa

____________________________________________________

Grupo Aeroportuario del Pacifico, S.A.B. de C.V.

By: Sergio Enrique Flores Ochoa

Representative

Signature Page of the Merger Agreement entered into by: (i) Grupo Aeroportuario del Pacífico, S.A.B. de C.V., as the surviving Merging Company; and each of (ii) Aeropuertos Mexicanos del Pacífico, S.A.P.I. de C.V., Controladora Mexicana de Aeropuertos, S.A. de C.V., Promotora Aeronáutica del Pacífico, S.A. de C.V., PAL Aeropuertos, S. de R.L. de C.V., and Proyectos de Infraestructura Charter, S. de R.L. de C.V., as the companies to be merged and which will be dissolved.

Merger Agreement Grupo Aeroportuario del Pacífico, S.A.B. de C.V.

Merged

/s/ Juan Pablo del Río Benítez

___________________________________________________

Aeropuertos Mexicanos del Pacífico, S.A.P.I. de C.V.

By: Juan Pablo del Río Benítez

Representative

Signature Page of the Merger Agreement entered into by: (i) Grupo Aeroportuario del Pacífico, S.A.B. de C.V., as the surviving Merging Company; and each of (ii) Aeropuertos Mexicanos del Pacífico, S.A.P.I. de C.V., Controladora Mexicana de Aeropuertos, S.A. de C.V., Promotora Aeronáutica del Pacífico, S.A. de C.V., PAL Aeropuertos, S. de R.L. de C.V., and Proyectos de Infraestructura Charter, S. de R.L. de C.V., as the companies to be merged and which will be dissolved.

Merger Agreement Grupo Aeroportuario del Pacífico, S.A.B. de C.V.

Merged

/s/ Diego Martín del Campo Souza

________________________________________________

Controladora Mexicana de Aeropuertos, S.A. de C.V.

By: Diego Martín del Campo Souza

Representative

Signature Page of the Merger Agreement entered into by: (i) Grupo Aeroportuario del Pacífico, S.A.B. de C.V., as the surviving Merging Company; and each of (ii) Aeropuertos Mexicanos del Pacífico, S.A.P.I. de C.V., Controladora Mexicana de Aeropuertos, S.A. de C.V., Promotora Aeronáutica del Pacífico, S.A. de C.V., PAL Aeropuertos, S. de R.L. de C.V., and Proyectos de Infraestructura Charter, S. de R.L. de C.V., as the companies to be merged and which are being dissolved.

Merger Agreement Grupo Aeroportuario del Pacífico, S.A.B. de C.V.

Merged

/s/ Santiago Riveroll Mendoza

___________________________________________________

Promotora Aeronáutica del Pacífico, S.A. de C.V.,

By: Santiago Riveroll Mendoza

Representative

Signature Page of the Merger Agreement entered into by: (i) Grupo Aeroportuario del Pacífico, S.A.B. de C.V., as the surviving Merging Company; and each of (ii) Aeropuertos Mexicanos del Pacífico, S.A.P.I. de C.V., Controladora Mexicana de Aeropuertos, S.A. de C.V., Promotora Aeronáutica del Pacífico, S.A. de C.V., PAL Aeropuertos, S. de R.L. de C.V., and Proyectos de Infraestructura Charter, S. de R.L. de C.V., as the companies to be merged and which will be dissolved.

Merger Agreement Grupo Aeroportuario del Pacífico, S.A.B. de C.V.

Merged

/s/ Diego Martín del Campo Souza

___________________________________________________

PAL Aeropuertos, S. de R.L. de C.V.

By: Diego Martín del Campo Souza

Representative

Signature Page of the Merger Agreement entered into by: (i) Grupo Aeroportuario del Pacífico, S.A.B. de C.V., as the surviving Merging Company; and each of (ii) Aeropuertos Mexicanos del Pacífico, S.A.P.I. de C.V., Controladora Mexicana de Aeropuertos, S.A. de C.V., Promotora Aeronáutica del Pacífico, S.A. de C.V., PAL Aeropuertos, S. de R.L. de C.V., and Proyectos de Infraestructura Charter, S. de R.L. de C.V., as the companies to be merged and which will be dissolved.

Merger Agreement Grupo Aeroportuario del Pacífico, S.A.B. de C.V.

Merged

/s/ Santiago Riveroll Mendoza

____________________________________________________

Proyectos de Infraestructura Charter, S. de R.L. de C.V.

By: Santiago Riveroll Mendoza

Representative

Signature Page of the Merger Agreement entered into by: (i) Grupo Aeroportuario del Pacífico, S.A.B. de C.V., as the surviving Merging Company; and each of (ii) Aeropuertos Mexicanos del Pacífico, S.A.P.I. de C.V., Controladora Mexicana de Aeropuertos, S.A. de C.V., Promotora Aeronáutica del Pacífico, S.A. de C.V., PAL Aeropuertos, S. de R.L. de C.V., and Proyectos de Infraestructura Charter, S. de R.L. de C.V., as the merged companies that will be dissolved.

Merger Agreement Grupo Aeroportuario del Pacífico, S.A.B. de C.V.

Shareholders of the Merged Entities

/s/ Laura Renee Díez-Barroso Azcárraga

________________________________________________

Laura Renee Díez-Barroso Azcárraga

In her own right

/s/ José Carlos Laviada Ocejo

________________________________________________

José Carlos Laviada Ocejo

In his own right

Signature Page of the Merger Agreement entered into by: (i) Grupo Aeroportuario del Pacífico, S.A.B. de C.V., as the surviving Merging Company; and each of (ii) Aeropuertos Mexicanos del Pacífico, S.A.P.I. de C.V., Controladora Mexicana de Aeropuertos, S.A. de C.V., Promotora Aeronáutica del Pacífico, S.A. de C.V., PAL Aeropuertos, S. de R.L., and Proyectos de Infraestructura Charter, S. de R.L. de C.V., as the companies to be merged and which will be dissolved.

Shareholders of the Merged Entities

/s/ Juan Gallardo Thurlow

________________________________________________

Juan Gallardo Thurlow

In his own right

Signature Page of the Merger Agreement entered into by: (i) Grupo Aeroportuario del Pacífico, S.A.B. de C.V., as the surviving Merging Company; and each of (ii) Aeropuertos Mexicanos del Pacífico, S.A.P.I. de C.V., Controladora Mexicana de Aeropuertos, S.A. de C.V., Promotora Aeronáutica del Pacífico, S.A. de C.V., PAL Aeropuertos, S. de R.L. de C.V., and Proyectos de Infraestructura Charter, S. de R.L. de C.V., as the companies to be merged and which will be dissolved.

Merger Agreement Grupo Aeroportuario del Pacífico, S.A.B. de C.V.

Shareholders of the Merged Entities

/s/ Eduardo Sánchez Navarro Redo

________________________________________________

Eduardo Sánchez Navarro Redo

In his own right

Banco INVEX, S.A., Institución de Banca Múltiple, INVEX

Financial Group, in its capacity as trustee of Trust No. 4548

/s/ Eduardo Sánchez Navarro Redo

______________________________________________________________________

By: Eduardo Sánchez Navarro Redo / Representative

Signature Page of the Merger Agreement entered into by: (i) Grupo Aeroportuario del Pacífico, S.A.B. de C.V., as the surviving Merging Company; and each of (ii) Aeropuertos Mexicanos del Pacífico, S.A.P.I. de C.V., Controladora Mexicana de Aeropuertos, S.A. de C.V., Promotora Aeronáutica del Pacífico, S.A. de C.V., PAL Aeropuertos, S. de R.L. de C.V., and Proyectos de Infraestructura Charter, S. de R.L. de C.V., as the companies to be merged and which will be dissolved.

Merger Agreement Grupo Aeroportuario del Pacífico, S.A.B. de C.V.

Shareholders of the Merged Companies

/s/ Emilio Rotondo Inclán

________________________________________________

Aena Desarrollo Internacional S.M.E., S.A.,

Sociedad Unipersonal

By: Emilio Rotondo Inclán

Representative

Signature Page of the Merger Agreement entered into by: (i) Grupo Aeroportuario del Pacífico, S.A.B. de C.V., as the surviving Merging Company; and each of (ii) Aeropuertos Mexicanos del Pacífico, S.A.P.I. de C.V., Controladora Mexicana de Aeropuertos, S.A. de C.V., Promotora Aeronáutica del Pacífico, S.A. de C.V., PAL Aeropuertos, S. de R.L., and Proyectos de Infraestructura Charter, S. de R.L. de C.V., as the companies to be merged and which will be dissolved.

Merger Agreement Grupo Aeroportuario del Pacífico, S.A.B. de C.V.

Otay TJ Holdings, LLC

/s/ Jorge Gytortúa Bores

________________________________

Otay TJ Holdings, LLC

By: Jorge Gytortúa Bores

Representative

/s/ Luis Miguel Hernández Gilfedder

________________________________

Otay TJ Holdings, LLC

By: Luis Miguel Hernández Gilfedder

Representative

Signature Page of the Merger Agreement entered into by: (i) Grupo Aeroportuario del Pacífico, S.A.B. de C.V., as the surviving Merging Company; and each of (ii) Aeropuertos Mexicanos del Pacífico, S.A.P.I. de C.V., Controladora Mexicana de Aeropuertos, S.A. de C.V., Promotora Aeronáutica del Pacífico, S.A. de C.V., PAL Aeropuertos, S. de R.L. de C.V., and Proyectos de Infraestructura Charter, S. de R.L. de C.V., as the merged companies to be dissolved.

Merger Agreement

Grupo Aeroportuario del Pacífico, S.A.B. de C.V.